Exhibit 2.2 Notice of Action to be Taken Without a Meeting of the Former Shareholders of Bullion Monarch Company (“Old Bullion”) and Information Statement and Exchange Offer

BULLION MONARCH MINING, INC.

a newly formed Utah corporation

Exchange Offer to Former Shareholders of Bullion Monarch Company.

________________

NOTICE OF ACTION TO BE TAKEN WITHOUT A MEETING OF THE FORMER

SHAREHOLDERS OF BULLION MONARCH COMPANY

To the former shareholders of Bullion Monarch Company:

Notice is hereby given that Bullion Monarch Company (“Old Bullion”), a dissolved Utah corporation, has taken certain action pursuant to the written consent of its Board of Directors and the holders of a majority of Old Bullion’s shareholder rights (“Majority Rights Holders”).  The Majority Rights Holders have approved the following proposal:

A proposal (the “Reorganization and Exchange Proposal”) to approve and adopt a Reorganization and Exchange Offer Agreement dated as of January 11, 2005 (the “Reorganization Agreement”) by and between Bullion Monarch Mining, Inc., a recently formed Utah corporation (“New Bullion”), and the former directors of Old Bullion (on behalf of Old Bullion and the former shareholders of Old Bullion).  Pursuant to the Reorganization Agreement, New Bullion will (i) acquire all of the assets, properties, rights, and assume all of the liabilities of Old Bullion; (ii) operate the business of Old Bullion; and (iii) acquire all of the Rights of the former shareholders of Old Bullion in exchange for shares of New Bullion common stock (the “Exchange”).

In 1999, Old Bullion was administratively dissolved as a corporation by the Utah Division of Corporations for failure to file its annual reports.  Old Bullion had various assets, contracts, and rights (“Old Bullion Assets”) at the time of its dissolution. The management of Old Bullion was unaware of the dissolution and continued to operate Old Bullion into 2002, at which time it learned of the dissolution.  Since 2002, a variety of actions have been initiated in an effort to protect the Old Bullion Assets and operations, which are further described in the attached Information Statement and Exchange Offer. Under Utah corporate law, if two years had passed after its dissolution, Old Bullion could not be reinstated as a corporation. Accordingly, New Bullion was formed to conduct the business of Old Bullion. Pursuant to the Plan of Reorganization, the operations of Old Bullion have been reorganized into New Bullion.

Old Bullion was required to file reports with the Securities and Exchange Commission (“SEC”) under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Old Bullion filed no SEC reports following the filing of a Form 10-K on May 13, 1997.  From 1997 to 2002, no SEC reports were filed because of Old Bullion’s lack of resources to pay legal and accounting fees associated with such SEC reports.  From and after 2002, Old Bullion continued to have cash flow problems and management became aware that Old Bullion had been administratively dissolved.  Accordingly, no SEC reports were filed.

During 2004, management worked with various creditors, shareholders, and others to develop a Plan of Reorganization to allow the operations of Old Bullion to be continued by New Bullion. The directors of Old Bullion adopted the Reorganization Agreement as part of a Plan of Reorganization. New Bullion has the same management as Old Bullion.  New Bullion also acquired the assets of Old Bullion, to the extent such assets continued to exist at the time of acquisition, and assumed the liabilities of Old Bullion.   Pursuant to the Exchange, each former shareholder of Old Bullion will be issued the same number of shares of New Bullion that such shareholder owned in Old Bullion unless they exercise certain dissenters’ rights described in the attached Information Statement. The Majority Rights Holders own approximately 59% of the outstanding Rights and have consented in writing to the Plan of Reorganization and have also agreed to exchange their Rights for New Bullion shares.  Management of New Bullion has already converted their rights into 10,085,876 shares of New Bullion.  Accordingly, the Plan of Reorganization has been adopted and effected by Old Bullion.

We petitioned the Third District Court for and of Salt Lake County, State of Utah (the “Utah Court”) and the Seventh District Court for and of the County of Eureka, State of Nevada (The “Nevada Court”) to approve our Plan of

Reorganization and both the Utah Court and the Nevada Court have done so. All of the existing Old Bullion Assets have been transferred to New Bullion.

We have requested that the Utah Division of Securities hold a Fairness Hearing pursuant to Utah Code section 61-1-11.1 and Rule 164-11-2 to approve or disapprove the fairness of the Exchange. A Fairness Hearing will be held on Wednesday, September 27, 2006 at 9:00 a.m.  If the Utah Division of Securities approves the fairness of the terms and conditions of the Exchange Proposal then the Exchange will be completed.  If approval is not obtained, then New Bullion will attempt to file a registration statement with the Securities and Exchange Commission (the “SEC”) to register shares to be issued to Rights Holders. The Hearing will be held at 160 East 300 South, Fourth Floor, Salt Lake City, Utah 84111.

We are sending you this Exchange Offer to advise you of your rights in connection with the Exchange. The Reorganization and Exchange Proposal and the Reorganization Agreement are further described in the accompanying Exchange Offer.  A copy of the Reorganization Agreement is attached as Exhibit “A.”

The Plan of Reorganization provides former Old Bullion shareholders with dissenters’ rights that are similar to the dissenters’ rights given to shareholders of Utah corporations under the Utah Revised Business Corporations Act in connection with certain corporation actions.  Accordingly, you have the right to dissent from the Reorganization and Exchange Proposal and the Plan of Reorganization and to receive payment of the “fair value” of your shares.  To do so, you must comply with the procedures set forth in Part 13 (sections 16-10a-1031, et seq.) of the Utah Revised Business Corporations Act.  See “Rights of Dissenting Shareholders” in the Exchange Offer that accompanies this notice and the full text of Part 13 of the Utah Revised Business Corporations Act, which is attached as Exhibit “B.”  You will be provided dissenters’ rights only if you comply with the required procedures.

The Boards  of Directors of Old Bullion and New Bullion, by a unanimous vote, have determined that the Reorganization and Exchange Proposal, and the transactions contemplated by the Reorganization Agreement, are in the best interests of Old Bullion, its former shareholders and New Bullion.  These Board of Directors recommends that you vote in favor of the Reorganization and Exchange Proposal.

Certain capitalized terms used in this Notice and the Exchange Offer attached hereto are defined in Exhibit “D” attached hereto.

By order of the Board of Directors,

R. Don Morris

President of Bullion Monarch Mining, Inc.

August 23, 2006

BULLION MONARCH MINING, INC.

299 East 950 South

Orem, Utah 84058

INFORMATION STATEMENT AND EXCHANGE OFFER

 Offer to Exchange Shares of Bullion Monarch Mining, Inc. Common Stock For

 Rights in Bullion Monarch Company, a Dissolved Utah Corporation.

This Information Statement and Exchange Offer, the attached Notice of Rights Holders Action Without a Meeting and the Notice of Fairness Hearing is being sent to you jointly by Bullion Monarch Company, a dissolved Utah corporation (“Old Bullion”) and Bullion Monarch Mining, Inc., a Utah corporation formed in November 2004 (“New Bullion”).  New Bullion and Old Bullion have entered into a Plan of Reorganization and Exchange Agreement whereby New Bullion offers to exchange shares of its common stock (“New Bullion Shares”) for (i) all of the assets, properties, rights, and liabilities of Old Bullion; and (ii) any and all shareholder rights, equity rights, rights of former shareholders, or any other rights of any type and kind (“Rights”) attributed to, or owned by, the former shareholders of Old Bullion in connection with their ownership of Old Bullion shares. The Plan of Reorganization has been approved by the Majority Rights Holders and has been completed in part.

In 1999, Old Bullion was administratively dissolved as a corporation by the Utah Division of Corporations for failure to file its annual reports.  Old Bullion had various assets, contracts, and rights at the time of its dissolution. The management of Old Bullion was unaware of the dissolution and continued to operate Old Bullion into 2002, at which time it learned of the dissolution.  Under Utah corporate law, after its dissolution and the passage of two years, Old Bullion could not be reinstated. Accordingly, New Bullion was formed to conduct the business of Old Bullion. Pursuant to the Plan of Reorganization, the operations of Old Bullion have been reorganized into New Bullion. Those persons who were shareholders of Old Bullion at the time of its dissolution are entitled to certain Rights as former shareholders of Old Bullion.  (The former shareholders of Old Bullion are sometimes referred to in this Exchange Offer as “Rights Holders.”) New Bullion is offering to exchange its shares for such Rights.

The Utah Court and the Nevada Court have approved the Plan of Reorganization and New Bullion has acquired all of the Old Bullion Assets and assumed all of the Old Bullion liabilities.  New Bullion is offering to exchange shares of its common stock with the former shareholders of Old Bullion on the basis of one share of New Bullion Common Stock for each share of Old Bullion owned by each of the Rights Holders (the “Reorganization and Exchange Proposal”).  If all of the Rights Holders exchange all of their Rights for shares of common stock of New Bullion, a total of 33,496,810 shares of New Bullion common stock will be issued. The Majority Rights Holders have given their written consent to the Plan of Reorganization and have agreed to exchange their Rights for New Bullion Shares. We are asking for your approval as well.  Management of New Bullion has already exchanged their Rights for 10,085,876 shares of New Bullion.

Old Bullion was required to file reports with the Securities and Exchange Commission (“SEC”) under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Old Bullion filed no SEC reports following the filing of a Form 10-K on May 13, 1997.  From 1997 to 2002, no SEC reports were filed because of Old Bullion’s lack of adequate cash to pay legal and accounting fees associated with such SEC reports.  From and after 2002, Old Bullion continued to have cash flow problems and management became aware that Old Bullion had been administratively dissolved and no SEC reports were filed after 2002.

We urge you to carefully read the “Risk Factors” section beginning on page 14 before you make any decision regarding this Exchange Offer.

This Exchange Offer has not been registered with the SEC in reliance on Section 3(a)(10) of the Securities Act of 1933, as amended (“Securities Act”).  This Exchange Offer is made to Right Holders under section 61-1-11.1 of the Utah Uniform Securities Act (the “Act”) and Rule 164-11-2 adopted by the Utah Division of Securities.  You must make your own decision whether to exchange your Rights for New Bullion Shares.  A Fairness Hearing conducted by the Utah Division of Securities will be held to consider the Exchange and the fairness of the terms and conditions of the Exchange. This Information Statement is accompanied by a Notice of Fairness Hearing. Neither the SEC, the Utah Division of Securities, nor any other state securities commission has approved or disapproved of the securities offered, or passed upon the adequacy or accuracy of this Exchange Offer. Any representation to the contrary is a criminal offense. The Exchange Offer to non-management Rights Holders is subject to a determination by the Utah Division of Securities that the terms of the Exchange are fair.

August 23, 2006

Table of Contents

Summary   3

Questions and Answers About the Exchange Offer   8

Additional Voting Information 11

Risk Factors 13

History, Business, and Assets of Bullion Monarch Company 16

Plans for New Bullion 23

Terms of Exchange Offer 24

Fairness Hearing Procedure and Securities Law Matters 26

Management 32

Security Ownership of Certain Beneficial Owners and Management 34

Description of Capital Stock 35

Rights of Dissenting Rights Holders 36

Federal Income Tax Considerations 38

Additional Information 38

Exhibit “A” Reorganization Agreement

Exhibit “B” Utah Dissenters’ Rights Provisions

Exhibit “C” Financial Statements

Exhibit “D” Definitions

SUMMARY

This Summary Highlights Selected Information About the Plan of Reorganization and the Exchange Offer and it May Not Contain All of the Information That Is Important to You. You Should Carefully Review This Entire Document.

The Companies

Bullion Monarch Company, Inc. Bullion Monarch Company, Inc., (“Old Bullion”) was formed under the laws of the State of Idaho in 1948. Old Bullion’s domicile was subsequently changed to the State of Utah. In August 1999, Old Bullion was administratively dissolved as a corporation by the Utah Division of Corporations for failure to file its annual reports.  Old Bullion had various assets, contracts, and rights at the time of its dissolution. The management of Old Bullion was unaware of the dissolution and continued to operate Old Bullion into 2002, at which time it learned of the dissolution.

As early as 1997, Old Bullion suffered a deficiency in cash assets.  After May 13, 1997, Old Bullion failed to file its required SEC reports primarily because of the inability to fund the legal and accounting costs necessary to prepare such SEC reports.  By 1999, Old Bullion was out of money.

Under Utah corporate law, after its dissolution, and the passage of two years, Old Bullion could not be reinstated. Accordingly, New Bullion was formed to conduct the business of Old Bullion. Pursuant to the Plan of Reorganization and the approval of the Plan of Reorganization by the Utah Court, the operations of Old Bullion has been reorganized into New Bullion.  At the time of its dissolution, Old Bullion owned interests in several mining properties. In 2002, the Old Bullion Assets were purportedly acquired by Corporate Creditors Committee, LLC (“CCC”), to be held for the benefit of the creditors and the former shareholders of Old Bullion.  CCC has assigned all of its interest in Old Bullion to New Bullion pursuant to the Plan of Reorganization.

Bullion Monarch Mining, Inc. Bullion Monarch Mining, Inc. (“New Bullion”) was formed in November 2004 by the directors of Old Bullion.  The officers and directors of Old Bullion are also the officers and directors of New Bullion.  New Bullion was formed to be a successor of Old Bullion.

 Reorganization and Exchange

New Bullion, the officers and directors of Old Bullion, and CCC have entered into a Reorganization Agreement that provides:

• New Bullion shall acquire all of the assets of Old Bullion from CCC.

• New Bullion shall assume all of the liabilities of Old Bullion.

• The operations of Old Bullion shall be assumed, conducted by, and reorganized into, New Bullion.

• New Bullion shall issue one share of its common stock to the Rights Holders for every share they owned in Old Bullion at the time of the dissolution of Old Bullion.  Therefore, if you owned 1,000 shares of Old Bullion at the time of its dissolution you may exchange your Rights for 1,000 shares of New Bullion.

• We asked the Third District Court for and of Salt Lake County, State of Utah (the “Utah Court”) to approve our Plan of Reorganization.  The Utah Court has approved the Plan of Reorganization, and we have transferred all of the Old Bullion Assets to New Bullion.

• We asked the Nevada Court to order Newmont U.S.A. Limited to recognize the newly formed “New Bullion” as the proper owner of the Newmont Royalty Proceeds, as approved by the Utah Court.

• The Majority Rights Holders own 19,615,790 of the Rights of Old Bullion (approximately 59%) and they have consented in writing to the Plan of Reorganization and have agreed to exchange their Rights for New Bullion Shares.

• Management of New Bullion has already exchanged its Rights for 10,085,876 New Bullion shares.

• Pursuant to Rule 164-11-2, which was enacted by the Utah Division of Securities, we have requested that the Utah Division of Securities hold a Fairness Hearing to consider whether the terms and conditions of the Exchange are fair.

• The Exchange Offer to non-management Rights Holders is subject to a determination by the Utah Division of Securities that the terms of the Exchange Proposal are fair.

• If the Utah Division of Securities approves the fairness of the terms and conditions of the Exchange Proposal then the Exchange will be completed.  If approval is not obtained, New Bullion will attempt to file a registration statement with the SEC to register shares to be issued to other exchanging Rights Holders.

• The Rights Holders shall be given certain dissenters’ rights in connection with the Exchange.  The dissenters’ rights are subject to (i) a dissenters’ compliance with the dissenters’ rights procedures described in this document; (ii) the approval of the terms of the Exchange by the Utah Division of Securities; and (iii) the completion of the Exchange.

Regulatory Matters

The issuance of the New Bullion Shares in the Exchange is a securities distribution and must either be registered with the SEC or issued pursuant to an exemption from registration under the Securities Act.  This Exchange Offer is being made in compliance with Section 3(a)(10) of the Securities Act, Section 61-1-11.1 of the Utah Uniform Securities Act, and Rule 164-11-2, which was promulgated under the Utah Uniform Securities Act.

Section 3(a)(10) exempts from the registration requirements of the Securities Act:

Any security which is issued in exchange for one or more bona fide outstanding securities, claims or property interests, or partly in such exchange and partly for cash, where the terms and conditions of such issuance and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange shall have the right to appear, by . . . any State . . . or other governmental authority expressly authorized by law to grant such approval.

Utah has adopted a “Fairness Hearing Statute.” See Utah Code Ann. § 61-1-11.1.  The Fairness Hearing Statute allows Utah companies to request a “fairness hearing” with the Utah Division of Securities.  If the Utah Division of Securities determines that the securities (and any other consideration) proposed to be issued in a transaction are “fair,” the transaction will be allowed to proceed.  Information concerning the resale of shares issued in the Exchange is discussed on page 27 of this Information Statement.  The Fairness Hearing Statute was drafted specifically to satisfy the exemption requirements provided under section 3(a)(10) of the Securities Act.

The Utah Court has approved the Plan of Reorganization and our management has exchanged their Old Bullion rights for 10,085,876 New Bullion Shares.  As a result of such action, we have filed an application with the Utah Division of Securities and have requested that the Division hold a Fairness Hearing concerning the Exchange. If the Utah Division of Securities approves the fairness of the terms and conditions of the Exchange Proposal, then the Exchange will be completed.  If approval is not obtained, New Bullion will attempt to file a registration statement to register shares to be issued to exchanging Rights Holders.

The Utah Division of Securities has scheduled a Fairness Hearing to be held at 160 East 300 South, Fourth Floor, Salt Lake City, Utah 84111, Salt Lake City, Utah at 9:00 a.m. on Wednesday September 27, 2006.  A copy of the Notice of Fairness Hearing is included with this Information Statement.

The 10,085,876 New Bullion Shares issued to New Bullion Management were issued pursuant to Section 4(2) of the Securities Act (and under corresponding state law) as securities issued in a non-public offering.  Such Shares are restricted securities as that term is defined in Rule 144 promulgated under the Securities Act.  Shares issued to non-management Rights Holders in the Exchange will be freely tradeable if the Utah Division of Securities approves the fairness of the terms and conditions of the Exchange or if a registration statement is filed with the SEC and becomes effective for the registration of the shares to be exchanged with the Rights Holders.

Written Consent, Dissenters’ Rights and Cancellation of Shares

The Majority Rights Holders own 19,615,790 of the 33,496,810 Rights outstanding.  The Majority Rights Holders own more than a majority of the total Rights outstanding and therefore the Plan of Reorganization has been approved by Rights Holders.  However, we are asking you to respond to this Exchange Offer.   Because Old Bullion originally was organized more than 50 years ago, we have been unable to locate a large number of our shareholders, most of whom own a very small number of shares, so we are attempting to update our records.  The Plan of Reorganization provides as follows:

• If you vote in favor of the Exchange, you will be entitled to exchange your rights for New Bullion Shares either pursuant to the Fairness Hearing or pursuant to a registered stock offering;

• If you vote against the Exchange, you will still participate in the Exchange unless you exercise your dissenters’ rights;

• If you vote against the Exchange and if you exercise your dissenters’ rights you will not participate in the Exchange, but you will have the rights of a dissenting shareholder under Utah law;  and

• If you do not vote for or against the Exchange Proposal and do not respond in writing to New Bullion relating to this Exchange Offer for at least five years from the date of the approval of the Exchange in the Fairness Hearing or the effective date of a registration statement filed with the SEC if the Exchange is not deemed fair in the Fairness Hearing, your Rights and New Bullion Shares issued to you will be cancelled.

Record Date

Those persons who were shareholders of Old Bullion on the date of its dissolution (“Record Date”) have Rights as former shareholders of a dissolved operation.  These Rights Holders are entitled to vote on the Exchange.  For voting purposes we have attributed one Right for each Share of Old Bullion issued at the time of its dissolution.  Rights Holders of the Record Date are entitled to notice of, and to vote on, the Reorganization and Exchange Proposal.  As of that date, there were 33,496,810 Rights of Old Bullion common stock owned by 3,588 Rights Holders of record. If you were a Rights Holder on the record date, you are entitled to one vote per share you owned of Old Bullion as of the date of its dissolution on Reorganization and Exchange Proposal and the Reorganization Agreement.

Voting Procedures

Approval of the Reorganization and Exchange Proposal and the Reorganization Agreement by the Rights Holders required the affirmative vote of the holders of a majority of the outstanding Rights.  We have obtained the written consent of the Majority Rights Holders who own approximately 59% of the total Rights outstanding; therefore, the Reorganization and Exchange Proposal has been approved.  However, for the reasons discussed in the Section above captioned Written Consent, Dissenters’ rights and Cancellation of Shares, we are requesting that you send in your vote on the Reorganization and Exchange Proposal and the Reorganization Agreement.  You can vote your Rights by mailing the enclosed proxy card.

Recommendations

The Boards of Directors of Old Bullion and New Bullion have unanimously determined that the Reorganization Agreement and the Reorganization and Exchange Proposal are advisable and fair to you and in your best interest. The Utah Court and the Nevada Court have approved the Plan of Reorganization, the Majority Rights Holders have approved the Plan of Reorganization, and our management has exchanged its Old Bullion Rights for 10,085,876 New Bullion Shares. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT AND REORGANIZATION AND EXCHANGE PROPOSAL.

Tax Treatment

We anticipate that the Reorganization and Exchange will be accounted for as tax free reorganization under the Internal Revenue Code; however, each Rights Holder should seek his, her, or its own tax advice.

Dissenters’ Appraisal Rights

         If the Exchange is completed and you do not vote in favor of the proposal to approve and adopt the Reorganization Agreement and the Exchange, and you comply strictly with the applicable provisions of Part 13 of the Utah Revised Business Corporations Act, you have the right to dissent and be paid cash for the “fair value” of your Rights as a former shareholder of Old Bullion. To perfect these appraisal rights with respect to the Exchange, you must follow the required procedures precisely. The applicable provisions of Part 13 of the Utah Revised Business Corporations Act are attached to this Exchange Offer as Exhibit B.

Forward-Looking Statements May Prove Inaccurate

This Exchange Offer, including information incorporated by reference into this document, may contain forward-looking statements about New Bullion. There are a number of factors that may cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements.

Market Information

There is no market for New Bullion common stock and there can be no assurance that any market will develop in the future.  Following the completion of the Reorganization and Exchange, the New Bullion Board of Directors intends to take such actions as may be reasonably necessary to allow the New Bullion common stock to trade in the over-the-counter market and be quoted on the “Pink Sheets.”  If New Bullion eventually becomes a reporting company under Section 12(g) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), New Bullion will likely attempt to have its shares of common stock quoted on the OTCBB of the NASD.  However, there can be no assurance that there will ever be a public market for New Bullion’s common stock.

Definitions

Attached hereto as Exhibit “D” are certain defined terms used in this Exchange offer.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

Q: WHAT IS THE PROPOSAL THAT YOU ARE BEING ASKED TO VOTE UPON?

A: The Boards of Directors of New Bullion and Old Bullion have presented a proposal to the former shareholders of Old Bullion requesting that they approve (i) the reorganization of the operations of Old Bullion into New Bullion;  (ii) New Bullion’s acquisition of all of the assets, properties, and rights of Old Bullion and the assumption of all liabilities of Old Bullion; and (iii) the issuance of shares of New Bullion common stock in exchange for any and all Rights of the former shareholders of Old Bullion.

The former directors of Old Bullion, on behalf of Old Bullion, New Bullion, and CCC, have entered into a Reorganization Agreement dated January 11, 2005 (a copy of which is attached to this Exchange as Exhibit “A”) to accomplish the Reorganization and Exchange.  The Reorganization Agreement provides that New Bullion shall acquire all of the assets of Old Bullion, assume all liabilities and contractual obligations of Old Bullion, and issue each of the Rights Holders one share of New Bullion common stock for each share they owned of Old Bullion at the time of the dissolution of Old Bullion.

Q. WHAT IS THE STATUS OF THE PROPOSAL AND WHAT WILL HAPPEN NEXT?

A. The Majority Rights Holders have approved the Reorganization and Exchange Proposal and have agreed to exchange their Rights for New Bullion Shares. Accordingly, the owners of a majority of the Rights have already voted in favor of the Reorganization and Exchange Proposal. We have asked the Utah Court to approve our Plan of Reorganization and the Court has done so. The Nevada Court has affirmed the findings of the Utah Court.  We have transferred all of the Old Bullion Assets to New Bullion, and New Bullion has been operating the assets and the former business of Old Bullion.

The Management of New Bullion has exchanged their Old Bullion Rights for 10,085,876 New Bullion Shares.

We are asking you to vote on the Exchange Proposal.  Pursuant to the Reorganization Agreement and the Court Order, if you fail to vote on the Reorganization and Exchange Proposal, or otherwise fail to contact us in writing relating to this Exchange Offer for at least five years from (i) the date of the approval of the Exchange in the Fairness Hearing; or (ii) the effective date of a registration statement filed with the SEC if the Exchange is not deemed fair in the fairness hearing, your Rights and the New Bullion Shares issued to you will be cancelled.

We have made application to the Utah Division of Securities and have requested that the Division hold a Fairness Hearing concerning the Exchange. A Fairness Hearing has been scheduled.  If the Utah Division of Securities approves the fairness of the terms and conditions of the Exchange Proposal, then the Exchange will be completed.  If approval is not obtained, then New Bullion will attempt to file a registration statement with the SEC to register shares to be issued to exchanging Right Holders.

Q: WHEN AND WHERE WILL THE FAIRNESS HEARING BE HELD?

A: The Fairness Hearing will be conducted by the Utah Division of Securities on Wednesday September 27, 2006 at 9:00 a.m.  The Fairness hearing will be held at 160 East 300 South, Fourth Floor, Salt Lake City, Utah.

Q: WHAT WILL I RECEIVE AS A RESULT OF THE EXCHANGE?

A: If Utah Division of Securities determines that the terms of the Exchange Offer are fair, the Exchange will be complete.  As a result of the Exchange, you will receive one share of New Bullion common stock for each share of Old Bullion common stock  you owned at the time of the dissolution of Old Bullion.

Q: WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE FOR THE REORGANIZATION AND EXCHANGE PROPOSAL?

A: In the opinion of the Board of Directors of Old Bullion and New Bullion that the terms and provisions of the Reorganization and Exchange Agreement are fair to, and in the best interests of, Old Bullion and the Rights Holders, and the Boards of Directors have accordingly unanimously approved the Reorganization and Exchange Proposal and the Reorganization and Exchange Agreement.  All of the officers and directors of Old Bullion and New Bullion, who together hold or are entitled to vote approximately 30% of the Rights, together with certain other Rights Holders, who own approximately 29%  of the Rights, have consented in writing to the Reorganization and Exchange Proposal and the Reorganization and Exchange Agreement.  The Utah Court has approved the Plan of Reorganization.

Q: WHEN DO YOU EXPECT TO COMPLETE THE REORGANIZATION AND THE EXCHANGE?

A: We have requested that a Fairness Hearing to consider the Exchange Offer be held before the Utah Division of Securities and the Utah Division of Securities has scheduled the Fairness Hearing for Wednesday, September 27, 2006 at 9:00 a.m.   We cannot complete the Exchange until the Fairness Hearing has been completed.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE EXCHANGE TO ME?

A: Although we have not obtained any opinion of counsel as to the tax treatment of the Exchange, we anticipate that Exchange will be tax free under the Internal Revenue Code and you will have no tax liability in connection with the Exchange; however, each Rights Holder should contact his, her, or its own tax advisor to discuss the tax ramifications to such Rights Holder.

Q: WHAT DO I NEED TO DO NOW?

A: Simply indicate on your proxy card how you want to vote, then sign, date, and mail it in the  enclosed  envelope as soon as  possible, so that your shares will be represented as we tabulate votes.

Q: MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes, if you attend the Fairness Hearing you may withdraw your proxy and vote in person by ballot.  You may also send a subsequent proxy changing your vote, provided such proxy is received by us prior to the commencement of the Fairness Hearing.

Q: WHAT ARE MY RIGHTS IF I DISSENT FROM THE EXCHANGE?

A: Dissenting shareholders are to be given dissenting shareholder’s rights similar to the dissenting shareholder’s rights provided for certain corporate actions under Utah corporate law.  See “Rights of Dissenting Rights Holders,” pages 40 through 42 of this Information Statement and Exchange Offer.

Q: WHAT HAPPENS IF THE UTAH DIVISION OF SECURITIES DETERMINES THAT THE EXCHANGE PROPOSAL IS NOT FAIR?

A: The Utah Division of Securities will hold a Fairness Hearing to consider whether the terms of the Exchange Offer are fair.  If the Division does not make a determination that the terms of the Exchange Proposal are fair, the Exchange Offer will be withdrawn.  In such event, New Bullion will continue to operate its business pursuant to the Plan of Reorganization that has been approved by the Utah Court and effectively the Nevada Court, and New Bullion will file a registration statement with the SEC to register shares of its common stock to be available for issuance to exchanging Rights Holders in a registered offering.  When and if such registration statement is declared effective, you will be presented with a new registered exchange offer.

Q: IF MY OLD BULLION SHARES WERE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the Exchange is completed you will be sent written instructions for exchanging your Old Bullion common stock certificates for certificates representing your New Bullion Shares.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have additional questions about the Exchange, you should contact:

R. Don Morris, President

Bullion Monarch Mining Corporation

299 East 950 South

Orem , UT 84058

(801) 426-8111

or

Leonard Burningham, ESQ. A.O. Headman, Jr., ESQ.

455 East 500 South, Suite 205 Cohne, Rappaport & Segal

Salt Lake City, UT 84111 257 East 200 South, Suite 700

(801) 363-7411 Salt Lake City, UT 84111

(801) 532-2666

ADDITIONAL VOTING INFORMATION

Matters to Be Considered In the Vote

The purpose of the vote we are asking you to make is for you, a Rights Holder, to consider and vote upon the Reorganization and Exchange Proposal and the Reorganization Agreement dated as of January 11, 2005.  Pursuant to the Reorganization Agreement, New Bullion agreed to (i) acquire all of Old Bullion’s assets, properties, and rights and to assume all of the liabilities of Old Bullion; (ii) operate the business of Old Bullion; and (iii) acquire all of the rights of the former shareholders of Old Bullion in exchange for shares of New Bullion common stock.  The Majority Rights Holders have approved the Reorganization and Exchange Proposal and the Reorganization Agreement, and the Utah Court has approved the Reorganization Proposal.  Accordingly, Old Bullion has reorganized into New Bullion and New Bullion is the successor of Old Bullion.

The Majority Rights Holders and the number of votes owned are as follows:

Name	Votes
R. Don Morris*	4,746,200
Peter Passaro*	2,415,641
James A. Morris*	1,924,035
Wayne E. Pearce*	1,000,000
J. Gary McAllister	2,000,000
Marcia Low	320,000
John Congiu	200,000
Albert & Phyllis Fisher	150,000
David Kearney	211,480
Lee Hadley	100,000
Virginia Morris	670,000
Richard Surman	681,000
Leonard Blackman	720,000
Robert Morris III	100,000
Kaci Bertschi	100,000
Mathew Morris	105,000
Joseph Morris	100,000
Dawn & Chuck Peterson	100,000
Syndi Morris	200,000
Philip Manning	1,661,434
Gold Standard	1,500,000
James C Morris	250,000
Thomas Wiczniski	58,500
Vincent & Antoinet Decarlo	52,500
Leon Belaustegui Trust	250,000
Total	19,615,790

*These Majority Rights Holders are the officers and directors of Old Bullion and New Bullion.  They have not only voted in favor of the Reorganization and Exchange Proposal and the Reorganization Agreement, they have, pursuant to the Court Order in the New Utah Litigation, exchanged their Old Bullion Rights for New Bullion Shares.  The remaining Majority Rights Holders will exchange their Old Bullion Rights for New Bullion Shares in connection with the Fairness Hearing.

Although the Reorganization and Exchange Proposal has been approved by the Majority Rights Holders, we are requesting that you also vote on the Reorganization and Exchange Proposal.  This will allow us (i) to verify your address, (ii) to know that you have been made aware of the dissolution and reorganization of Old Bullion, and (iii) allow you to trigger your dissenter’s rights if you vote against the Reorganization and Exchange Proposal and also comply with the required procedures regarding your dissenter’s rights.

The Board has determined that the Reorganization and Exchange Proposal is advisable and is fair to, and in the best interests of, Old Bullion and the shareholders of Old Bullion, and the Board have unanimously approved and adopted the Reorganization and Exchange Agreement.  The Board of Directors unanimously recommends that the Rights Holders of Old Bullion vote FOR approval and adoption of the Reorganization and Exchange Proposal and the related Reorganization and Exchange Agreement.

Vote Solicitation

The Board of Directors is soliciting your Vote pursuant to this Exchange Offer.  Officers and directors of Old Bullion may solicit Votes in person or by telephone.  Old Bullion has requested brokers and nominees who hold stock in Old Bullion in their names to furnish this Exchange Offer to their customers and Old Bullion will reimburse these brokers and nominees for their related out-of-pocket expenses.  This Exchange Offer and the accompanying proxy card are being mailed to shareholders on or about August 25, 2006

Record Date

Those persons who were shareholders of Old Bullion on the date of its dissolution (“Record Date”) have Rights as former shareholders of a dissolved operation.  These Rights Holders are entitled to vote on the Exchange.  If you hold Rights at the Record Date, you are entitled to one vote for each share of Old Bullion you owned at the time of its dissolution. At the record date, there were 33,496,810 shares of Old Bullion common stock that could be voted (“Rights”), held by approximately 3,588 holders of record.  The Majority Rights Holders owned approximately 59% of the outstanding Rights.

Voting Procedures

Your broker and, in many cases, your nominee will not have discretionary power to vote on the Reorganization and Exchange Proposal.  Accordingly, you should instruct your broker or nominee how to vote. A broker non-vote will have the same effect as a vote against the Reorganization and Exchange Proposal.

If you do not vote in favor of the Reorganization and Exchange Proposal and comply with certain notice requirements and other procedures, you will have the right to dissent and to be paid cash for the “fair value” of your shares as finally determined under such procedures, which will exclude any element of value arising from the accomplishment or expectation of the Plan of Reorganization. This payment may be more than, the same as, or less than the consideration to be received by other shareholders of Old Bullion under the terms of the Reorganization and Exchange Proposal.  If you fail to follow such procedures precisely, you may lose your appraisal rights.

Effective Time of the Exchange and Issuance of Shares

The Utah Court has approved the Plan of Reorganization.  We have asked the Utah Division of Securities to hold a Fairness Hearing and the Fairness Hearing has been scheduled for Wednesday, September 27, 2006 at 9:00 a.m. We cannot complete the Exchange until the Fairness Hearing has been completed.  If the Utah Division of Securities determines that the Exchange Proposal is fair, we will forward you detailed instructions with regard to the surrender of Old Bullion common stock certificates, together with a letter of transmittal, promptly after the effective time. You should not submit your certificates to our transfer agent until you have received those materials.   We will send your certificate for New Bullion Shares as promptly as practicable following our receipt of your certificates of Old Bullion stock and other required documents.

RISK FACTORS

The ownership of shares of New Bullion is highly speculative and involves a high degree of risk. Therefore, you should consider all of the risk factors discussed below, as well as the other information contained in this document.

Risks Related To New Bullion

No operating history and continued losses.    New Bullion was formed in 2004 to carry on the business of Old Bullion and has only recently commenced operations.  Old Bullion operated at a loss for much of its existence. There can be no assurance that New Bullion will ever operate at a profit.

Our future financial results will fluctuate significantly. As a result of our limited operating history, we cannot predict our future revenues or operating results.  We do, however, expect our future revenues and operating results to fluctuate due to a combination of factors, including the costs of production, world prices for minerals, and other factors.  If we have a shortfall in revenues in relation to our expenses, or if our expenses increase before our revenues do, then our business for a particular period would be materially adversely affected.  Because of all of these factors and the other risks discussed in this section, we believe that our quarterly and annual revenues, expenses, and operating results likely will vary significantly in the future.

Additional financing requirements.  We may be required to seek additional financing to fund our operations and carry out our business plan.  There can be no assurance that such financing will be available on acceptable terms, or at all.  We do not have any arrangements with any bank or financial institution to secure additional financing, and there can be no assurance that any such arrangement, if required or otherwise sought, would be available on terms deemed to be commercially acceptable and in our best interests.

No active public market for securities.  There is no active public market for our common stock and we can give no assurance that an active market will develop, or if developed, that it will be sustained. We intend to have our common stock quoted on the OTCBB or pink sheets in the near future.  However, even if our stock is quoted on the OTCBB or the pink sheets, we do not expect to have significant trading activity during the foreseeable future.  You may not be able to liquidate your investment in New Bullion should you need or desire to do so.

We will not be successful unless we recover precious metals and or oil from oil shale and sell them in U.S. or world markets.  Our success and possible growth will depend on our ability, or the ability of those companies we are in contract with, to recover precious metals or oil, process them, and successfully sell them on U.S. and world markets. The success of this process is dependent on the spot market prices paid in relation to the costs of production. We may not always be able to produce at a profit because we can maintain a level of control only over our costs and have no ability to control the world spot market prices.

The cost of acquisition, exploration, and development activities are substantial and there is no assurance that the returns from mining activities or oil shale development will justify commercial operations. We cannot be certain that our acquisition, exploration, and development activities will be commercially successful. Substantial expenditures are required to acquire existing mineral and oil shale properties, to establish reserves through drilling and analysis, to develop metallurgical processes to extract metal from the ore or oil from the shale in the case of new properties, and to develop the mining and processing facilities and infrastructure at any site chosen for mining or oil shale production. There can be no assurance that any mineral reserves, mineralized material, or oil from oil shale acquired or discovered will be in sufficient quantities or adequate grade to justify commercial operations or that the funds required for development can be obtained on a timely basis.

The price of gold, other minerals, and oil is known to fluctuate on a regular basis and the downturn in price could negatively impact our operations and cash flow. The price of gold and other minerals is subject to fluctuations, which could adversely affect the realizable value of our assets and potential future results of operations and cash flow.

Mining and oil shale activities are inherently hazardous and any exposure may exceed our insurance limits or may not be insurable. Mining and oil shale exploration, development, and operating activities are inherently hazardous. Mineral exploration involves many risks that even a combination of experience, knowledge, and careful evaluation may not be able to overcome. Operations in which we have direct or indirect interests will be subject to all the hazards and risks normally incidental to exploration, development, and production of gold and other metals, any of which could result in work stoppages, damage to property and possible environmental damage. The nature of these risks is such that liabilities might exceed any liability insurance policy limits. It is also possible that the liabilities and hazards might not be insurable, or we could elect not to insure ourselves against such liabilities due to high premium costs or other reasons, in which event, we could incur significant costs that could have a material adverse effect on our financial condition.

Since reserve calculations are only estimates, any material change may negatively effect the economic viability of our properties. Reserve calculations are estimates only, subject to uncertainty due to factors including metal and oil prices and recoverability of metal and oil in the mining and mineral recovery process. There is a degree of uncertainty attributable to the calculation of reserves and corresponding grades dedicated to future production. Until reserves are actually mined and processed, the quantity of ore or oil and grades must be considered as an estimate only. In addition, the quantity of reserves and ore or oil may vary depending on metal or oil prices. Any material change in the quantity of reserves, mineralization, grade, or stripping ratio may negatively affect the economic viability of our properties. In addition, there can be no assurance that gold recoveries, other metal or oil  recoveries in small-scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production.

Our operations are subject to strict environmental regulations that may result in added costs of operations and operational delays.  Exploration and development operations are subject to environmental regulations, which could result in additional costs and operational delays. All phases of our operations are subject to environmental regulation. Environmental legislation is evolving in some countries or jurisdictions in a manner that may require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects, and a heightened degree of responsibility for companies and their officers, directors, and employees. There is no assurance that future changes in environmental regulation, if any, will not negatively affect our projects. We are currently subject to environmental regulations with respect to our properties in Nevada and Utah.

We are subject to federal laws that require environmental assessments and bond/surety postings that add significant costs to our operations and delays in our projects. The Bureau of Land Management requires that mining operations on lands subject to its regulation obtain an approved plan of operations subject to environmental impact evaluation under the National Environmental Policy Act. Any significant modifications to the plan of operations may require the completion of an environmental assessment or Environmental Impact Statement prior to approval. Mining companies must post a bond or other surety to guarantee the cost of post-mining reclamation. These requirements could add significant additional cost and delays to any mining project undertaken by us.

Changes in state laws, which are already strict and costly, can negatively effect our operations by becoming stricter and costlier.  At the state level, mining operations in Nevada and Utah are also regulated by various regulatory bodies including environmental, safety, and various permitting agencies.  Nevada state law requires the Plum Mining Company and the GoldSpring Placer Projects to hold Nevada Water Pollution Control Permits, which dictate operating controls and closure and post-closure requirements directed at protecting surface and ground water. In addition, we are required to hold Nevada Reclamation Permits required under NRS 519A.010 through 519A.170. These permits mandate concurrent and post-mining reclamation of mines and require the posting of reclamation bonds sufficient to guarantee the cost of mine reclamation. Other Nevada regulations govern operating and design standards for the construction and operation of any source of air contamination, and landfill operations. Any changes to these laws and regulations could have a negative impact on our financial performance and results of operations by, for example, required changes to operating constraints, technical criteria, fees, or surety requirements.

Title claims against our mining properties could require us to compensate parties, if successful, and divert management’s time from operations.  There may be challenges to our title in the mineral properties in which we hold a material interest. If there are title defects with respect to any of our properties, we might be required to compensate other persons or perhaps reduce our interest in the affected property. Also, in any such case, the investigation and resolution of title issues would divert management's time from ongoing exploration and development programs.

The requirements of being a public company may strain our resources and distract management.  We intend to file a Form 10 with the Securities and Exchange Commission to become a reporting company under Section 12(g) of the Exchange Act. As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, or Exchange Act, and the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly, and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls for financial reporting. We currently do not have an internal audit group. To maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. This may divert management's attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations, and cash flows. In addition, we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge, and we cannot assure you that we will be able to do so in a timely or cost effective fashion.

We do not intend to pay cash dividends on our common stock in the near term and, consequently, your only opportunity to achieve a return on your investment is if the price of our stock appreciates.  We do not plan to declare cash dividends on shares of our common stock in the foreseeable future. Consequently, your only opportunity to achieve a return on your investment in us will be if the market price of our common stock appreciates and you sell your shares at a profit. There is no guarantee that the price of our common stock that will prevail in the market after this offering will ever exceed the price that you pay.

Our business depends on a limited number of key personnel, the loss of whom could negatively affect us.  Our officers are important to our success. If they become unable or unwilling to continue in their present positions, our business and financial results could be materially negatively affected.

Shares eligible for public sale in the future could decrease the price of our common shares and reduce our future ability to raise capital.   We anticipate that all shares issued in the Exchange will be freely transferable and will not be restricted securities. Although we do not anticipate that a market will exist for our shares in the near future, we do intend to have a market exist as soon as possible.  If a market is created, of which there can be no assurance, sales of substantial amounts of our common stock in the public market could decrease the prevailing market price of our common stock and our ability to raise equity capital in the future.

“Penny stock” rules may make buying or selling our common stock difficult.  We anticipate that if a market is eventually created in our common stock, the trading price will be at $5.00 or less per share. Securities that trade for $5.00 or less are subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and the current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the SEC’s regulations concerning the transfer of penny stocks.  These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

HISTORY, BUSINESS AND ASSETS OF BULLION MONARCH COMPANY

History and Organization

Old Bullion was originally incorporated in the State of Idaho on May 13, 1948, under the name of Bullion Monarch Uranium Company.  Old Bullion’s domicile was subsequently changed to the State of Utah.  In February of 1969, Old Bullion acquired M. M. & S Exploration Company, a Nevada corporation, in a merger transaction. Old Bullion was organized during the uranium boom and operated in the 1950’s.  Old Bullion later ventured into precious metals and oil.  M. M. & S. Exploration Co. was organized in August of 1955.  Old Bullion built a flotation concentration plant during the late 1960’s about one mile from Austin, Nevada, to process the old silver mine dumps.  The plant was later used as a custom mill to process flourspar, antimony, gold, silver, and tungsten from other sources.  Old Bullion no longer owns the plant.

Old Bullion derived its revenues from exploring, acquiring, and developing mining properties in the Western United States, primarily in the State of Nevada. In August 1999, Old Bullion was administratively dissolved for failing to file its annual reports with the Division of Corporations for the State of Utah.

Dissolution

Commencing in 1997 Old Bullion had limited operations, limited cash assets, and operated at a loss.  Commencing in 1997, it failed to file its annual reports with the Utah Division of Corporations and was ultimately administratively dissolved for such failure to file annual reports.  Under the Utah Revised Business Corporations Act, companies are given two years within which to reinstate after an administrative dissolution.  Old Bullion failed to reinstate within such time period and thereafter had no right to reinstate its existence.

Commencing in 1997, Old Bullion had limited operations, limited cash assets, and operated at a loss.  Following its last annual report filing in March 1998, through an administrative oversight, Old Bullion failed to file its annual reports with the Utah Department of Commerce, Division of Corporations, and it was ultimately administratively dissolved for such failure to file annual reports. Under the Utah Revised Business Corporations Act, Utah Code Ann. § 16-10a-1 et. seq. (2004) corporations are given two (2) years within which to reinstate after an administrative dissolution.  One of the principal purposes of Section 16-10a-1 et seq. was to eliminate corporate “shells,” or companies with no assets or business, from being reinstated in Utah. Old Bullion was not aware that it had failed to file its annual report as required and because of this lack of awareness Old Bullion failed to reinstate within the required time and thereafter had no right to administratively reinstate its existence.

At the time of its dissolution, Old Bullion was a publicly held company with approximately 3,588 shareholders of record.  Approximately 33,496,810 shares of its common stock were issued and outstanding at the time of Old Bullion’s dissolution.

At the time of its dissolution, Old Bullion was a reporting company under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as such was required to file various reports with the Securities and Exchange Commission (“SEC”) under Section 13 of the Exchange Act as well as other provisions of the Exchange Act.  Old Bullion filed no reports with the SEC following its Form 10-KSB for the year ended April 30, 1996, which was filed May 13, 1997.  New Bullion intends to become a reporting company under Section 12(g) of the Securities Exchange Act of 1934, as amended. (See “Plans for New Bullion – Future SEC Filings and Compliance Costs.”)

At the time of its dissolution, Old Bullion had several assets, which are described below, and various liabilities, including liabilities to its attorney and to its officers and directors.

At the time of the dissolution of Old Bullion, its officers, and its directors believed that there was no method to reorganize and reestablish Old Bullion for the benefit of its creditors and shareholders.

Activities from 1999 to 2002

Management of Old Bullion was not aware that Old Bullion was dissolved until 2002.  From 1999 to 2002, Management continued to operate Old Bullion without being aware it had been administratively dissolved.  In 2002, officers and directors of Old Bullion attempted to reinstate Old Bullion as a Utah corporation but were unable to do so under Utah law.  In 2002, certain officers, directors, and attorneys of Old Bullion formed Corporate Creditors Committee, LLC (“CCC”), a Utah limited liability company.  The purpose of forming CCC was to provide a vehicle to take control of the assets of Old Bullion, to pay the creditors of Old Bullion, and to deliver remaining assets to the shareholders of Old Bullion.

Corporate Creditors Committee, LLC

After its dissolution, Old Bullion’s lawyer and certain of its directors caused CCC to be formed.  CCC’s manager was the former lawyer of Bullion and its members included the manager, another lawyer, and several former members of the Old Bullion Board of Directors.  The purpose of forming CCC was allegedly to obtain control of the Old Bullion Assets for the benefit of its creditors and shareholders. The former directors of Old Bullion agreed to participate in the formation of CCC due to their belief, that there was no process available to reinstate Old Bullion as an existing corporation.

Utah Litigation

On December 19, 2002, CCC filed a complaint in the Third Judicial District Court, Division II in and for Salt Lake County, Sandy Department, naming Old Bullion and Does 1 through 10 as defendants (case number 020414349, Judge D.P. Lindberg) (the “Utah Litigation”).  The complaint alleged that the members of CCC were owed salaries and other expenses by Old Bullion.  Old Bullion, through its counsel stipulated to a judgment in full satisfaction of claims by CCC and its members.  As a result of the stipulation the Old Bullion assets were purportedly acquired by CCC.  Pursuant to such stipulation, CCC agreed to pay a portion of the proceeds from the sale of the assets, if any, to creditors not included in the CCC group.  This judgment and court order were set aside in the New Utah Litigation.

Nevada Litigation

The Old Bullion Assets purportedly acquired by CCC in December 2002 included an interest in a mining property located in Eureka County, State of Nevada (the “Newmont Property”).  Old Bullion’s interest in the Newmont Property was a royalty interest (“Newmont Royalty”). The patented and unpatented mining claims associated with the Newmont Property were owned by Newmont USA Limited, a Delaware corporation doing business as Newmont Mining Corporation (“Newmont”).  At the time of the completion of the Utah Litigation, Newmont owed Old Bullion more than $900,000 in royalties from the Newmont Property, as well as continuing royalties. Following the completion of the Utah Litigation, CCC notified Newmont that it was now the owner of the Old Bullion Assets including the Newmont Royalty.  CCC demanded that Newmont deliver the accrued Newmont Royalties to CCC and that Newmont pay all future Newmont royalties to CCC.

Newmont was concerned that if it paid the Newmont Royalties to CCC, then Old Bullion, its shareholders, or other creditors would have claims against Newmont.  In an effort to protect itself from competing claims, Newmont filed an action in the Seventh Judicial District Court, State of Nevada, in and for Eureka County, case no. CV-0303-023 (the “Nevada Litigation”).  Bullion, CCC, and Joe Does 1-99 were named as defendants in such complaint.  Pursuant to the complaint, Newmont sought a declaratory order from the court as to who was the owner of the accrued Newmont Royalties and the continuing Newmont Royalty interests.  Old Bullion failed to file an answer to the complaint in the Nevada Litigation because of its belief that Old Bullion had no standing as a dissolved Utah corporation, and a default judgment was entered to the effect that Old Bullion had no interest in the Newmont Royalties. CCC did file an answer, and discovery in the Nevada Litigation was commenced by Newmont.

Pursuant to the stipulation of the parties in the Nevada Litigation, Old Bullion’s default judgment in the Nevada Litigation was set aside in 2004.

Certain non-management shareholders of Old Bullion (“Intervening Shareholders”) intervened in the Nevada Litigation seeking to prevent an order from the Nevada court giving CCC any rights to the Old Bullion assets.

During the discovery process, the directors of Old Bullion, some of whom were now members of CCC, were informed by new legal counsel, Leonard W. Burningham, that there was a procedure that would allow the formation of Bullion, and the issuance of New Bullion Shares to the Old Bullion shareholders as a part of a plan to reacquire the Old Bullion Assets for the benefit of the Old Bullion shareholders and creditors.  Thereafter, the former directors of Old Bullion developed the Plan of Reorganization to form New Bullion, to acquire the Old Bullion Assets from CCC, and to commence active operations in New Bullion.  The Intervening Shareholders agreed to the Plan of Reorganization.

Although, the former directors of Old Bullion owned a majority of the membership interests of CCC, the former lawyer of Old Bullion, who was also the manager of CCC, had control of CCC and initially did not agree to the transfer of Old Bullion Assets to New Bullion. After several months of negotiation, and the payment of claimed outstanding legal fees to the previous Old Bullion lawyer, he, and CCC, the former directors of Old Bullion entered into a settlement agreement agreeing that the Plan of Reorganization Plan could go forward.

To proceed with the New Bullion Plan, funds were required to pay the amount of stipulated legal fees to the former Old Bullion lawyer as well as to pay other outstanding legal fees and future legal, printing, mailing, and other fees and expenses that would arise in connection with developing and carrying out the Plan of Reorganization.  CCC, Newmont, and the Intervening Shareholders entered into a stipulation releasing some of the Newmont Royalties to be used to carryout the Plan of Reorganization.

On August 24, 2004, the Nevada Court issued an order approving a Stipulation entered into by Newmont USA, Old Bullion, CCC, and the Intervening Shareholders that provides for the following:

• $159,632.95 of the Newmont Royalty proceeds were delivered by Newmont to the law firm of Robinson, Belaustegui, Sharp & Low as receiver to distribute such funds as agreed to in the Stipulation.

• Case resolved in Nevada notice of entry of judgment and decree.

• CCC Dismissed all claims it had against any party in the Nevada Litigation.

• CCC agreed to obtain a court order setting aside the Stipulated Settlement Agreement in Full Satisfaction of All Claims and an Order Thereon, entered in the Utah Litigation.

On June 13, 2005, the Nevada Court issued an order and decree that New Bullion is the true owner of the Royalty Proceeds under the 1979 Agreement. It was decreed that New Bullion shall notify Newmont USA Limited, in writing, of instructions for the payment of accrued and accruing royalty, and Newmont shall pay New Bullion the accrued and accruing Royalty Proceeds in the manner set forth in the 1979 Agreement.  New Bullion, its officers and directors, are hereby ordered to fully and faithfully carry out all the obligations and conditions set forth in the said Order and Judgment on Amended Stipulation entered March 31, 2005 in the Third Judicial Court, Salt Lake County, Utah, Case No. 040925266.  Also, provided that Newmont pays all accrued Royalty Proceeds forthwith upon entry of this Judgment and receiving instructions from New Bullion, Newmont shall not be liable for interest on the accrued Royalty Proceeds, as previously stipulated by the parties and ordered by the Court.

New Utah Litigation

On November 30, 2004, the former directors of Old Bullion initiated a legal proceeding in the Third District Court for Salt Lake County State of Utah as part of the Plan of Reorganization.  The purpose of the New Utah Litigation was to accomplish the following:

• To obtain a court order setting aside the court order of the original Utah Litigation approving the stipulation to assign the Old Bullion assets to CCC.

• To obtain a court order approving the Plan of Reorganization and the Exchange Offer.

• To obtain a court order requiring Newmont USA to deliver the entire Newmont Royalty to New Bullion.

The parties to the New Utah Litigation entered into a stipulation as to the following matters:

1. The Court approval and deeming to be fair, the Reorganization and Exchange Agreement.

2. The Court approval the New Bullion Plan to substitute shares of New Bullion for shares of Old Bullion as fair, and order the management of New Bullion to exchange their rights as former shareholders of Old Bullion for shares of New Bullion pursuant to the New Bullion Plan, order that New Bullion is then a successor to Old Bullion under the New Bullion Plan and order that New Bullion proceed with the fairness hearing procedure required pursuant to Utah Code section 61-1-11.1 and the rules promulgated thereunder, or to file a registration statement with the SEC and the Utah Division of Securities in connection with its proposal to issue shares of New Bullion to all other Old Bullion shareholders of record.

3. CCC shall assign, transfer, and convey to New Bullion any and all of its rights, title, and interest in and to any real property, personal property, mining claim or interest, royalty rights, money, tangible asset, intangible asset, goodwill, contact right, or other asset of any type and kind that was owned or controlled by Old Bullion.

4. Old Bullion shall assign, transfer, and convey to New Bullion any and all of its rights, title, and interest in and to any real property, personal property, mining claim or interest, royalty rights, money, tangible asset, intangible asset, goodwill, contact right, or other asset of any type and kind that was owned or controlled by Old Bullion.

5. Wayne Pearce, Peter Passaro, R. Don Morris, and James A. Morris shall assign, transfer, and convey to New Bullion any and all of their rights, title, and interest in and to any real property, personal property, mining claim or interest, royalty rights, money, tangible asset, intangible asset, goodwill, contact right, or other asset of any type and kind that was owned or controlled by Old Bullion.

6. The RBSL Law Firm shall transfer and deliver to New Bullion any funds held by the RBSL Law Firm as receiver in the Nevada Litigation, less any amounts necessary to pay the RBSL Law Firm for its unpaid fees and expenses.

7.  Newmont shall transfer and deliver to New Bullion any all funds attributed to the Royalty Proceeds.

8. New Bullion is entitled to any and all future Royalty Proceeds arising in connection with Newmont Royalty and such future Royalty Proceeds shall be paid by Newmont directly to New Bullion.

9. The Judgment of the Court in the Utah Litigation shall be set aside and all Old Bullion Assets shall be assigned, transferred, and conveyed to New Bullion.

10. New Bullion shall assume all liabilities of Old Bullion and all liabilities of CCC relating to the Old Bullion assets, whether known or not known, whether now existing or hereafter arising.

11. New Bullion shall indemnify and hold harmless Newmont, its counsel, including Richard J. Mathews and RBSL Law Firm, from any liability arising from matters stipulated to herein pursuant to the terms of the Reorganization and Exchange Agreement.

12 The Majority Shareholders of Old Bullion shall assign their Old Bullion rights and for shares of New Bullion pursuant to the New Bullion Plan.

13. New Bullion shall immediately commence operations as the successor of Old Bullion.

14. That the reasonable costs and expenses of each of the parties in this litigation, including reasonable attorney’s fees, be paid for by New Bullion.

The Utah Court in the New Utah Litigation has issued an order approving the stipulation described above.

Assets of Old Bullion

Through its activities, Old Bullion had acquired various rights, royalties, and interests in several mining properties. Old Bullion developed its properties in partnership with companies who had the capital necessary to fund programs required to bring properties into production. Old Bullion also entered into agreements with various parties to fund the exploration and development of some of its more promising properties.  As described above, in December 2002, all of the assets of Old Bullion were purportedly acquired by CCC.  The Utah Court in the New Utah Litigation has issued an order approving the Plan of Reorganization, which includes the transfer of the Old Bullion Assets from CCC to New Bullion.  The assets of Old Bullion assigned to New Bullion are summarized as follows:

Maggie Property (Papa Claims).   This property is located in Eureka County, Nevada, approximately 7 miles north of Carlin, Nevada.  More particularly the location is Sec. 12 and 14, Township 33 North, Range 51 East.  This property is just south of Newmont Mining’s Gold Quarry deposit. The mining claims on this property are owned by Newmont Mining. Our interest in this property consists of a 5% net smelter return royalty by agreement with Newmont Mining dated April, 1990.  This property is not currently in operation but adjacent to this property is Newmont’s Gold Quarry Mine, which is a producing gold mine.

Bullion Mine Property (Newmont Mining’s East Ore Body and Leeville Mine).  Old Bullion’s interest in this property consists of a continuing 1% gross smelter return royalty as set forth in an agreement dated May 10, 1979, between Old Bullion and Newmont Mining.  The property is described as unpatented and patented mining claims generally located in Sections 1, 2, 10, 11, and 12 of Township 35 North, Range 50 East, M.D.B. & M., Lynn Mining District, Eureka County, Nevada.   There are two separate mines on this property, the Newmont Mining East Ore Body and the Leeville Mine.  Commencing in 2000, Newmont commenced mining activities on the Newmont Mining East Ore Body.  Old Bullion was not aware of these activities until 2002. No operations have commenced on the Leeville Mine.  However, it is our understanding that a tunnel between the two mines has been dug and we are informed that operations on the Leeville mine will commence during the next fiscal year.  Total royalty income accrued to Old Bullion from this property was $391,982 for the year ended April 30, 2004, $388,158 for the year ended April 30, 2003.  For the three month period ending July 31, 2004, the total accrued royalty owed to Old Bullion was $135,752.  Based upon current gold prices, we anticipate that this property will continue to generate income for the foreseeable future.

North Pipeline 440 Acres.  Old Bullion owns 440 acres of the following fee land located in Lander County, Nevada Township 29 North, Range 47 East, Mount Diablo Meridian more particularly described as the E ½ of Section 9, and the E ½ of the NW ¼ of Section 9, and the NW ¼ of the  W ¼ of

Section 9.   An agreement was reached with Nevada Rae Gold and CCC on behalf of Old Bullion, in September of 2003, for the mining rights of the surface gravel.  The lease calls for a guaranteed royalty payment or production royalty, whichever is greater.  Old Bullion retained the underground or hard rock mining rights.  Operations have not commenced on this property.

Sumpter Oregon Gold Property.  Old Bullion owns 100,000 shares of Gold Mountain Exploration and Development Company (approximately 1% of the company) for a $28,000 investment in a gold mine with a 750,000 ounce drilled gold resource.  The property is located approximately seven miles north of Sumpter, Oregon, or 40 miles southwest of Baker City, Oregon.  No operations have commenced on this property.

Ophir Utah Property. Bullion Monarch owns a 100% interest in five patented claims located in Tooele County, Utah.  The Commodore, Prince of Wales, Prince of Wales #2, Prince of Wales #4, and Prince of Wales #5 claims.  The location is Township 5 South, Range 4 West, Section 11, SLBM.  No operations have commenced on this property.

Enshale, Inc. The New Bullion Monarch Mining Inc. acquired a 93.67% interest in Enshale, Inc., for $500,000.  Enshale, Inc., owns non-exclusive rights to an oil shale patented process designed to be used for the extraction of oil from oil shale.  This license is subject to a 6% gross royalty, payment paid to the owners of the patented process, on all oil produced from the use of the patented process.  There is also gross margin royalty payments that could increase the total royalty to as much as 12%.  Enshale, Inc. used the $500,000 to make a payment to the owner of the licensed technology.  Enshale has not commenced operations or generated any revenues.

Land in Uinta County.  New Bullion, as lessee, has acquired five separate mineral leases from the State of Utah, School and Institutional Trust Lands Administration as lessor for an aggregate of approximately 4,650 acres of property located in Uintah County, Utah.  The leased parcels are designated by the State of Utah to have oil shale beds with various amounts of oil contained therein.  The total initial purchase price paid for all five leases was $9,669.48.  Each lease is for a term of ten years commencing December 1, 2005.  Each lease requires a production royalty on the basis of 5% of the market price of the products produced from the leased properties.  In no event will the production royalty be less than $1.00 per barrel of produced oil.  On December 1, 2010 the royalty may, at the option of the lessor, be increased at the rate of up to 1% per annum.  The maximum royalty rate shall not exceed 12.5% per annum.

Land in Uintah.  New Bullion acquired an option to purchase approximately 23,000 acres of private and leased land from Cliffs Synfuel Inc.  The property consisted of 17,600 acres of fee simple and 4,400 leased acres.  Bullion paid $20,000 for the option to purchase this property for $20,000,000 dollars.  The option expired without being exercised on April 17, 2006.

Office Building.  In August, 2005, New Bullion purchased a 1,850 square foot office building for $175,000.  This building is use by New Bullion for its executive offices.  The building is located at 299 East 950 South, Orem, Utah.

Receipt and Use of Cash

Since 2004, New Bullion has received total cash royalties from Newmont Mining of $2,014,256.53.  The cash received per year is a follows:

2004 $   234,632.95

2005 $1,553,043.99

2006 $   226,579.59 (through April 30, 2006)

Total $2,014,256.53 (through April 30, 2006)

The total use of such cash royalties through April 30, 2006 is as follows:

Legal Fees	$214,007.46
Property Taxes	$2,895.53
Repayment of Management Debt	$197,250.00*
Rent	$54,000.00
Purchase of Building	$175,000.00
Mining Leases	$14,663.00
Employee Salaries	$173,000.00
Travel Expenses	$24,488.04
Investment in Enshale	$500,000.00
Real Estate Option	$20,000.00
Operating and Administrative Expenses	$146,110.39

* This represents 25% of accrued salaries paid to R. Don Morris -  $126,000; Peter Passaro - $25,750; James A. Morris $25,750 and Wayne E. Pearce - $16,750.

Payments to Management

Old Bullion owed approximately $777,000 in accrued management compensation as of 2004.  Additionally, Mr. Don Morris had advanced approximately $297,000 to Old Bullion from 1999 to 2004.  Mr. Morris borrowed approximately $204,000 of this amount from third parties and $50,000 by way of a second mortgage on his home.  The balance came from his personal savings.  None of these advances have been repaid by Old Bullion, and in late 2004, the entire amount of these advances was forgiven by Mr. Morris. In an effort to reduce Old Bullions obligations to pay cash to Management, Management agreed as follows:

a. The $297,000 advanced by Mr. Morris would be forgiven.

b. Subject to the completion of the Exchange (after the fairness hearing), Management would cancel 70% of its $777,000 of accrued compensation resulting in accrued compensation payable of $239,100.  A total of $194,250 or 25% would be paid in cash and the remaining $38,850 or 5% would be paid through the issuance of 6,750,900 shares of New Bullion with the shares being valued at $0.005.

PLANS FOR NEW BULLION

Securities Reports

At the time of its dissolution, Old Bullion was a reporting company under Section 12(g) of the Exchange Act.  As a reporting company, Old Bullion was required to file with the SEC annual reports on form 10-KSB, quarterly reports on Form 10-QSB, currents reports on Form 8-K, as well as other reports.  As a Section 12(g) reporting company, Old Bullion was also required to comply with the SEC’s proxy rules.  The last SEC report that was filed by Old Bullion was a 10K for year end April 30, 1996.

If the Utah Division of Securities determines that the Exchange is fair and the Exchange is completed, management of New Bullion intends to cause New Bullion to file a Form 10-SB with the SEC, which will cause New Bullion to be a reporting company under Section 12(g) of the Exchange Act.  If the Utah Division of Securities does not conclude that the Exchange offer is fair, we anticipate that New Bullion will file a registration statement on Form SB-2 to register the Shares to be issued in the Exchange.  In order for New Bullion’s shares to be quoted on the OTC Bulletin Board of the NASD, it must be a reporting company under Section 12(g) of the Exchange Act.

Future SEC Filings and Compliance Costs

As described above, Management of New Bullion intends to cause New Bullion to become a reporting company under Section 12(g) of the Exchange Act.  If this were to occur, New Bullion would be required to file various reports and filings with the Securities and Exchange Commission (“SEC”).  As a 12(g) reporting company, New Bullion will be required to file with the SEC annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and various other reports.  It will also be subject to the SEC proxy rules and would be required to file annual proxy statements..  If New Bullion issues securities to the Old Bullion Rights Holders in the fairness hearing  pursuant to Utah Rule 164-1-2, management intend as soon as practical thereafter, to cause New Bullion to file a Form 10 or Form 10-SB with the SEC.  Sixty days following such filing, New Bullion will be a 12(g) reporting company and will thereafter be required to file reports and forms with the SEC pursuant to Section 13 of the Exchange Act.

If shares of New Bullion are not issued pursuant to Utah Rule 164-1-2, management intends to cause New Bullion to file a registration on Form SB-2 to registration shares of New Bullion to the Old Bullion Rights Holders in the Exchange.  If this were to occur, New Bullion would be required to file reports under Section 15(d) of the Exchange Act.  If New Bullion were to become subject to Section 15(d) of the Exchange Act, it would thereafter file a Form 8-A with the SEC to become a 12(g) reporting company under the Exchange Act.

The costs of becoming an SEC reporting company and complying with the annual, quarterly and other reports that must be filed with the SEC is unknown.  Management anticipates that a Form 10 would result in legal fees and accounting fees in the approximate amount of $20,000 to $25,000.  The actual amount could exceed or be less than that estimate.  If New Bullion were to file a Form SB-2 and thereafter a Form 8-A, we anticipate that fees for legal and accounting costs would range from$40,000 to $60,000.

New Bullion’s management estimates that annual compliance costs resulting from required SEC filings would range from $40,000 to $75,000 including legal fees, accounting fees and shareholder mailing costs. The actual amount could exceed or be less than that estimate Management of New Bullion anticipates that New Bullion will have sufficient cash to pay for such costs through the receipt of the Newmont Royalty over the next 10 years.

Trading

Upon the completion of the Exchange, whether through the Fairness Hearing procedure or pursuant to a registration statement filed with the SEC, Management of New Bullion will use its best efforts to have New Bullion’s Shares traded in the over-the-counter market.  We anticipate that initially, the Shares will be quoted in the “Pink Sheets.”  Management will attempt to have New Bullion’s common stock quoted in the OTCBB as soon as possible once New Bullion is either a 15(d) or 12(g) reporting company.

TERMS OF EXCHANGE OFFER

Reason, Purpose, and Effects of the Exchange Offer

Each of the Rights Holders was previously a shareholder of Old Bullion.  Because Old Bullion was dissolved, its shareholders are no longer shareholders since the corporation has been dissolved.  Instead, such former shareholders own certain Rights as former shareholders of a dissolved corporation.  Essentially these Rights are the rights to share prorata in the assets of the dissolved corporation after all creditors are paid.  Accordingly, if you were a shareholder of Old Bullion at the time of its dissolution, you are now the holder of certain Rights rather than a shareholder and you are referred to in this Exchange Offer as a “Rights Holder.”

Management of Old Bullion believes that once creditors are paid there will be limited, if any, funds available for distribution to Rights Holders.   Management believes that it would be in the best interests of the Rights Holders, if the assets, operations, rights, and liabilities of Old Bullion were transferred to New Bullion and if the Rights Holders exchanged their Rights for shares of New Bullion.    Management believes that if Old Bullion is essentially reorganized into New Bullion, that there will be sufficient funds to commence active operations, establish payment terms with creditors, and attempt to operate at a profit.

The reasons why New Bullion was formed, why the Plan of Reorganization was adopted, and why the Exchange Offer is being made are as follows:

• Old Bullion was dissolved as a corporation by the State of Utah for failure to file its annual reports. The failure to file the annual report with the State of Utah was through inadvertence or a mistake, and when this had occurred before, all that was necessary was to bring the filings current, which was prohibited by a change in the law that stated a corporation could not be reinstated unless done so within two years of administrative dissolution;

• Old Bullion continued its business operations and kept its mining properties up in terms of required labor without the knowledge of the dissolution for a period of at least two years, and thereafter, while it, with the aid and assistance of its counsel, attempted to rectify the problem;

• Old Bullion has continued to have valuable mining properties and prospects, and a “fire sale” of these assets would be required on dissolution;

• Old Bullion has a royalty on various other properties that are contiguous to the current property on which Newmont is now paying the royalty that could be very valuable if operations continue;

• The current price of gold makes Old Bullion’s properties valuable at this time;

• The costs and expenses associated with a dissolution, the sale of all assets, and the distribution of proceeds to the several thousand shareholders (many of whom have bad addresses) after payment of  outstanding debts would be so great that stockholders would receive little if anything from the proceeds, rather than being able to continue as stockholders, if the Plan of Reorganization is approved by the court;

• A majority of the owners of the Old Bullion have approved the Plan of Reorganization; and

• Old Bullion management became aware of new Utah Securities Law, section 61-1-11.1, and believed that as a result of such law, Old Bullion could be reorganized into New Bullion.

Written Consent, Dissenters’ Rights and Cancellation of Shares

The Majority Rights Holders own 19,615,790 of the 33,496,810 Rights outstanding.  This is more than a majority of the total Rights outstanding and, therefore, the Plan of Reorganization has been approved by Rights Holders.  However, we are asking you to respond to this Exchange Offer.   Because Old Bullion was organized originally more than 50 years ago, we have been unable to locate a large number of our shareholders, most of whom own a very small number of shares so we are attempting to update our records.  The Plan of Reorganization provides as follows:

• If you vote in favor of the Exchange, you will be entitled to exchange your rights for New Bullion Shares either pursuant to the Fairness Hearing or pursuant to a registered stock offering;

• If you vote against the Exchange, you will still participate in the Exchange unless you exercise your dissenters’ rights;

• If you vote against the Exchange and if you exercise your dissenters’ rights you will not participate in the Exchange but will have the rights of a dissenting shareholder under Utah law;  and

• If you do not vote for or against the Reorganization and Exchange Proposal and do not respond in writing to New Bullion relating to this Exchange Offer for at least five years from the date of the approval of the Exchange in the Fairness Hearing or the effective date of a registration statement filed with the SEC if the Exchange is not deemed fair in the Fairness Hearing, your Rights and the New Bullion Shares issued to you will be cancelled.

Terms of the Exchange Offer

New Bullion is offering to issue to the Rights Holders one share of New Bullion common stock for each share of Old Bullion common stock the Rights Holders owned of Old Bullion on the date of its dissolution.  If all Rights Holders exchange their Rights for shares of New Bullion, we anticipate that 33,496,810 shares of New Bullion will be issued.

Procedures for Tendering Rights

If the Utah Division of Securities determines that the Exchange Proposal is fair, you will receive detailed instructions for tendering your Rights for New Bullion shares following the completion of the Fairness Hearing.  These instructions will instruct you to send your Old Bullion stock certificates to OTC Stock Transfer for exchange for your New Bullion Shares.

FAIRNESS HEARING PROCEEDURE AND SECURITIES LAW MATTERS

Under Section 5 of the Securities Act, every sale of every security must be registered with the SEC unless (i) the security is exempt from registration, or (ii) the transaction is exempt from registration.  The State of Utah’s securities laws contain a similar requirement.  The issuance of New Bullion Shares to the former shareholders of Old Bullion is a securities distribution and must either be registered under federal and state securities law or be exempt from registration.

Section 3(a)(10) of the Securities Act provides an exemption from federal registration  for:

Any security which is issued in exchange for one or more bona fide outstanding securities, claims or property interests, or partly in such exchange and partly for cash, where the terms and conditions of such issuance and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange shall have the right to appear, by any court, or by any official or agency of the United States, or by any State or Territorial banking or insurance commission or other governmental authority expressly authorized by law to grant such approval.

Accordingly, if a security is issued in exchange for other securities, claims, or property interests and such exchange, and the issuance of shares in such exchange, are deemed to be fair by a court or government agency after a hearing, then the issuance of shares is exempt from registration with the SEC.

In 2003, Section 61-1-11.1 of the Utah Uniform Security Act became law.  This statute provides a procedure in the State of Utah for a Fairness Hearing in accordance with Section 3(a)(10) of the Securities Act.  The Utah Division of Securities has recently adopted Rule 164-11-2, which sets forth the procedure for complying with section 61-1-11.1 of the Utah Uniform Securities Act.

New Bullion intends to comply with section 61-1-11.1, and Rule 164-11-2 promulgated thereunder, as part of its Plan of Reorganization so that the shareholders of Old Bullion will own the same number of shares of New Bullion as they had in Old Bullion.

General terms of Rule 164-11-2

The general terms of Utah Rule 164-11-2 are as follows:

Parties.  The Division will consider an application under Section 61-1-11.1 only for a transaction where (1) either party to the transaction is a domestic business entity formed, organized, or incorporated under the laws of Utah; (2) either party to the transaction is a business entity whose headquarters or principal place of business is located in Utah; or (3) thirty percent (30%) or more of the persons to whom it is proposed to issue securities or to deliver other consideration in an exchange under Subsection 61-1-11.1(1) are persons who are Utah residents. Old Bullion was a Utah corporation and New Bullion is a Utah corporation

Application Requirements. An application may be made to the Division under Subsections 61-1-11.1(1) and 61-1-11.1(5) by filing with the Division:

(1) Division Form 11--Application for Hearing for Certain Exchanges of Securities;

(2) NASAA Form U-2, Uniform Consent to Service of Process;

(3) A fee of $2,000; and

(4) Other documents as the Division may request.

We have filed the required and requested documents and have paid the filing fee.

Notice.  At least twenty (20) calendar days prior to the hearing, New Bullion was required to provide written notice of the hearing, as approved by the Division, to any person to whom it is proposed to issue securities or to deliver other consideration in an exchange under Subsection 61-1-11.1(1).  The notice must contain the following information:

(a) A brief statement of the facts that give rise to the hearing, including an outline of the terms and conditions of the proposed transaction;

(b) A statement of the issues to be considered at the hearing, together with the relevant statutes and rules;

(c) The time and place of the hearing as specified by the Division;

(d) The procedures for participating in the hearing by telephone or affidavit as approved by the Division; and

(e) Any other information requested by the Division.

The Notice is included with this Information Statement and Exchange Offer.

Hearing.   The Fairness Hearing will be conducted by a hearing officer designated by the director of the Utah Division of Securities.  Any interested person may attend a hearing under Section 61-1-11.1.  Any interested person may participate in the hearing by giving written notice to the Division at least two (2) days prior to the hearing, indicating such person's intention to appear and participate in the hearing. Interested persons may participate (a) in person, (b) by telephone, or (c) by affidavit.  The hearing shall be recorded electronically and transcribed by the Division. The transcription costs will be assessed to New Bullion. Upon request, the Division will hire a court reporter at the requester's expense.

Findings and Order. Within a reasonable time after completion of the hearing, the Director shall issue an order pursuant to subsection 61-1-11.1(3).

Exemptions.  We requested that the Division determine that the Exchange Offer is exempt from registration under subsection 61-1-14(2)(s).

Resale Status of Securities Received in a Transaction Exempt From Securities Act Registration Pursuant to Section 3(a)(10) under Federal Law.

If after the Fairness Hearing, the Utah Division of Securities determines that the Exchange Offer is fair, the Exchange Offer will be completed and the New Bullion Shares will be issued to the exchanging Rights Holders. The exemption from registration for the New Bullion Shares to be issued in the Exchange, is applicable only to the issuance of the New Bullion Shares by New Bullion.  Therefore, in order for a New Bullion shareholder to resell his or her shares, he or she must rely on their own exemption from the registration requirements of federal and securities law.  The restrictions on the resale of the New Bullion shares by those Rights Holders who received New Bullion Shares in the exchange depend upon the status of the New Bullion shareholders who received such New Bullion Shares.

If a person who receives New Bullion Shares is an “Affiliate” of New Bullion or of Old Bullion, then such person may resell his or her New Bullion shares only in accordance with the provisions described below.

If a person who receives shares of New Bullion is not an Affiliate of New Bullion or an Affiliate of Old Bullion, then under federal law such person may resell his or her New Bullion Shares without restrictions.  In general, and for purposes of the Exchange Offer, an Affiliate is an officer, director, or holder of 10% or greater shares of either Old Bullion or New Bullion.

In the SEC’s view, if a person is an Affiliate of Old Bullion or New Bullion, they must resell the New Bullion Shares received in the Exchange in the manner permitted by Securities Act Rule 145(c) and (d).  Generally, Rule 145(d) provides three appropriate methods for unregistered resales by these holders:

• resales that meet all of the Rule 144 requirements, except for the holding period and notice filing requirements (Rule 145(d)(1));

• resales by persons who are not affiliates of the issuer and have held the securities for at least five years from the date of the section 3(a)(10)-exempt transaction without regard to Rule 144, except for the current public information requirement (Rule 145(d)(2)); and

• resales by persons who are not, and for the last three months have not been, affiliates of the issuer and have held the securities for at least two years from the date of the section 3(a)(10)-exempt transaction without regard to Rule 144 (Rule 145(d)(3)).

It is the SEC’s view that securities received in a section 3(a)(10)-exempt transaction may be resold in the following manner:

1. Persons may resell their section 3(a)(10) securities without regard to Rules 144 or 145 (c) and (d) if they (a) are not affiliates of any party to the transaction before the transaction; and (b) are not affiliates of the issuer of the Section 3(a)(10) securities after the transaction.

2. Persons may resell their section 3(a)(10) securities in the manner permitted by Rule 145(d)(1), (d)(2), or (d)(3) if they (a) are affiliates of any party to the transaction before the transaction; but (b) are not affiliates of the issuer of the section 3(a)(10) securities after the transaction.

3. Persons may resell their section 3(a)(10) securities in the manner permitted by Rule 145(d)(1) if they (a) are affiliates of any party to the transaction;  and (b) are affiliates of the issuer of the section 3(a)(10) securities after the transaction.

The resale provisions of Rule 145(d)(2) or (d)(3) would not be available to this third group because Rule 145(d)(2) and Rule 145(d)(3) are not available to affiliates of the issuer of the section 3(a)(10) securities.

In summary, if you are not an officer, director, or a 10% or greater shareholder of either Old Bullion or New Bullion, you may resell your shares of New Bullion, when and if a market for New Bullion stock exists, without any restrictions.  If you are an Affiliate of either Old Bullion or New Bullion you may resell your New Bullion shares subject to compliance with certain provisions of SEC Rules 144 and 145.

Resale Requirements Under Utah Law

In addition to the federal requirements for resale of shares issued in the Exchange, which are described above, shareholders reselling their shares in private or public transactions must comply with the requirements of the state in which such resale transaction occurs.  We anticipate that Utah Division of Securities will grant New Bullion a discretionary exemption from registration pursuant to Section 61-1-14(2)(s) of the Utah Securities Act if the Division determines the transaction fair to all persons involved.  If such discretionary exemption is granted, of which there can be no assurance, we anticipate that the order granting such exemption will cover secondary trading or resale transactions for a period of one year from the date such exemption is granted.  Following such one year period, any shareholder desiring to resell securities issued in the Exchange, must either register such shares or have available an exemption from registration covering such resale.  We anticipate that shareholders will be able to resell securities in Utah as follows:

(i) if New Bullion is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended and files reports with the SEC pursuant to Section 13 of the Exchange Act, then secondary trading transactions complying with Section 4(1) of Securities Act will be regarded as federally covered securities and preempted from state registration; and

(ii) if New Bullion does not file reports with the SEC under Section 13 of the Exchange Act, in order for a shareholder to resell shares, the sale must be made in compliance with Section 61-1-14(2) of the Utah Uniform Securities Act or one of the Rules promulgated thereunder.  Such Rules include, but may not be limited to Rule 164-14-2m, the Secondary Trading Transactional Exemption, an isolated transaction under Section 61-1-14(2)(a) of the Utah Uniform Securities Act.

Rule 144 Restrictions on Management Shares

New Bullion Management, who were also shareholders and management of Old Bullion, have already exchanged their Old Bullion Rights for 10,063,876 New Bullion Shares.  The exchange rate for management was one Old Bullion Right for one New Bullion Share, the same exchange ratio is applicable to all Old Bullion Rights Holders.  However, inasmuch as management completed their exchange of rights for shares prior to the Fairness Hearing, their New Bullion Shares will not be deemed to be issued pursuant to Rule 164-11-2 or section 3(a)(10) of the Securities Act.  Management shares will be deemed to be issued in an unregistered non-public offering pursuant to section 4(2) of the Securities Act and under applicable state securities laws.

Management’s New Bullion shares are deemed to be “restricted securities” as that term is defined in Rule 144 of the Securities Act.  As restricted securities, such shares may be resold in private transactions or in public resale transactions in compliance with Rule 144.

If any of Management’s New Bullion Shares are resold in private transactions, the purchaser acquires restricted securities and the purchaser=s holding period for such securities starts as of the date of such purchase.  The purchaser is not allowed to include management’s holding period to the purchaser’s holding period (holding periods for Rule 144 purposes are discussed below).

Management may sell their restricted New Bullion Shares in public market transactions (if a public market were to exist), in compliance with Rule 144.  The general requirements of Rule 144 are as follows:

Current Public Information Requirement. A condition to the availability of Rule 144 is that there be available adequate current public information concerning the issuer.  The manner of satisfying this condition depends upon whether the issuer is subject to a reporting obligation under the Exchange Act.

Reporting Companies.  In the event an issuer is subject to the reporting requirements of section 13 or section 15(d) of the Exchange Act, and has been for at least 90 days, and if the issuer has filed all reports required to be filed within the 12 months preceding the sale (or shorter period for which the issuer was required to file the reports), then the issuer is deemed to have current public information available under the Rule. Persons selling securities under the Rule generally can rely upon an issuer's filed representation to the effect that the issuer has been subject to the reporting requirements for the prescribed period, and that all reports required during the preceding 12 months have been filed.  Such a representation would be found in the issuer's most recent quarterly or annual report filed under the Exchange Act (or in a separate written statement from the issuer).  A seller having reason to believe that the issuer is not in compliance with reporting requirements may not rely upon such representations.

Non-reporting Companies.  The current public information requirement may be satisfied for an issuer that is not subject to the Exchange Act reporting requirement if there is publicly available the information concerning the issuer that is specified in paragraphs (i) to (xiv) and paragraph (xvi) of Exchange Act Rule 15c2-11(a)(5).

Holding Period for Restricted Securities.  Restricted Securities being sold in reliance on Rule 144 must have been held for a period of one year.  This means that the restricted securities must have been beneficially owned by the seller for at least a one-year period before a Rule 144 sale can be made.  The one-year period does not begin until the full purchase price or other consideration has been paid or given by the person acquiring the securities from the issuer of Affiliate.  The one-year holding period runs continuously from the date of acquisition of the restricted securities from the issuer or from any Affiliate, until the subsequent resale of the securities by either the initial holder or a subsequent holder.  Holders of restricted securities acquired in a transaction or series of transactions not involving any public offering may add to their own holding period those of prior holders if such prior holders are not Affiliates.  Such “tacking” is not permitted, however, when an Affiliate of the issuer appears in the chain of title.  Because of its “issuer” status for purposes of the Rule, an Affiliate's presence in the chain of title triggers the commencement of a new holding period.

Limitation on the Amount of Securities To Be Sold.  There is a limitation on how many shares may be resold under Rule 144 within a three month period.  The maximum amount of securities that may be sold in reliance upon Rule 144 during any three-month period is, in general, the same for Affiliates and for non-affiliates.  Where volume limitations apply to persons who are non-affiliates, they apply only to restricted securities owned by the non-affiliate.  For Affiliates, the limitations apply to all securities owned by the Affiliate of the class, whether restricted or not.   The amount of securities that may be sold under Rule 144 during any three-month period is limited to the greatest of (a), (b), or (c):

(a) 1% of the shares of the class outstanding, as shown in the most recent report or statement published by the issuer.

(b) The average weekly reported volume of trading for the securities on all national securities exchanges and/or reported through the automated quotation system of a registered securities association (NASDAQ) during the relevant period of four calendar weeks.

(c) The average weekly trading volume in the securities reported through the consolidated transaction reporting system during the relevant four-week period.

The four-week period for computing average weekly trading volume is four calendar weeks preceding the filing of notice of proposed sale on Form 144 (if required).  If a Form 144 is not required to be filed, the four-week period is that which precedes the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with the market maker.

Manner of Sale. Rule 144 transactions may be made only through brokers' transactions and in transactions directly with a market maker unless an exception applies.  The person selling securities may not solicit or arrange for solicitation of buy orders, nor make payment in connection with the offer or sale other than to the broker who executes the sell order.  The requirements do not apply, however, in the case of securities sold for the account of an estate of a deceased person or the account of the beneficiary of the estate (provided the estate or beneficiary is not an Affiliate of the issuer), or securities sold for the account of a non-affiliate if the conditions of Rule 144(k) are met.  Brokers' transactions for the purpose of Rule 144 sales are those described in Section 4(4) of the Securities Act:  transactions executed upon a customer's order on any exchange or in the over-the-counter market, but not the solicitation of such an order.  Rule 144(g) also stipulates that the broker may do no more than execute a sell order as agent for the seller and receive no more than usual and customary commission.  Moreover, the broker may not solicit or arrange for solicitation of buy orders.  The broker also must make a reasonable inquiry to ascertain that the seller is not an underwriter and the transaction is no part of a distribution.

Notice of Proposed Sale.  A person selling securities in reliance upon Rule 144 must transmit for filing a properly signed Form 144.  An exemption from the filing requirement applies if sales in reliance upon the rule during the three-month period do not exceed a minimal amount.  Filing is required only if sales within the period either exceed 500 shares or other units or have an aggregate sale price of more than $10,000.  Form 144, if required, is to be filed in triplicate with the Commission at its principal office in Washington, D.C.  The Form must be transmitted for filing concurrently with the placement of the sell order with the broker or the execution of sale directly with the market maker.  A shareholder filing a notice of proposed sale must have a bona fide intention to sell the securities within a reasonable time.  Information specified in the form must be furnished, and the information becomes a matter of public record.

Rule 144(k) (Two Year Ownership By Non-Affiliates).  Under Rule 144(k), if securities are owned by non-affiliates for a period of not less than two (2) years, the securities may be resold without Rule 144’s requirements relating to (i) volume limitation; (ii) available public information; (iii) notice of sale; or (iv) manner of sale.  Rule 144(k) is not available to an Affiliate of the issuer regardless of the length of time the Affiliate owns the securities.

Resale of Free Trading Control Stock by Affiliates. Affiliates purchasing free trading stock of an issuer are deemed to own “control” stock rather than restricted stock.  The control stock may be resold under Rule 144 if the Affiliates meet all of the conditions of the Rule.  However, there is no holding period requirement for control stock. Therefore, the Affiliate must resell the securities in a broker’s transaction, must file a Form 144, is subject to the volume limitation requirements, and the issuer must have current public information available.  If the Affiliate does not comply with all of the conditions of Rule 144 (except for the holding period condition), the purchaser of the Affiliate's shares acquires “restricted” stock with a new one year holding period.

MANAGEMENT

The current directors and officers of New Bullion who will serve until the next annual meeting of shareholders, or until their successors are elected or appointed and qualified, are set forth below:

Name	Age	Position/Director	Officer or Director Since
R. Don Morris	62	President, CEO, Director	1969
Peter Passaro	59	Chairman of the Board	1991
James A. Morris	37	Sec./Treas., Director	1992
Wayne E. Pearce	69	Director	1997
Rex L. Franson	51	Director	2005

Background information about the officers and directors of Old Bullion and New Bullion is as follows:

R. Don Morris has been a Director of Old Bullion since 1969.  Mr. Morris received a Bachelor of Science degree in Geology from Brigham Young University in 1966, and has worked for Bullion Monarch Co. in various capacities since.  He has a lifetime of experience in mining.  Mr. Morris has worked for Old Bullion since 1966 and now serves as President and CEO of New Bullion.

Peter Passaro has served on the Board of Directors of Old Bullion since May 1, 1991.  Mr. Passaro attended the University of Connecticut.  He was President and CEO of E&P Foundry for 19 years.  He sold his foundry business and has been employed as a consultant and Director of Old Bullion since 1991.

Wayne Pearce has served on the Board of Directors of Old Bullion since 1997.  Mr. Pearce has been involved in the mining business for over 40 years.  He has consulted for Old Bullion since the early 1960’s.  Mr. Pearce received a degree from the University of Utah in Economics and Finance in 1961 and a MBA degree in 1963.  He recently retired as an instructor in Business Management from Brigham Young University, where he taught classes in investments, corporate finance, and business management.  Mr. Pearce has worked as a consultant to Bullion Monarch Company since 1997.

James Andrew Morris is the Secretary/Treasurer of Old Bullion.  Mr. Morris is a graduate of Brigham Young University, receiving a Bachelor of Science degree in Business Management.  Mr. Morris is the manager for Eagle Home Mortgage located in Elko, Nevada, and he has worked as a Director and consultant for Old Bullion since 1992.

Rex L. Franson  In January 2006 Rex L. Franson was added to the Board of Directors.  Mr. Franson graduated from Brigham Young University with a B.A. in economics in 1978, and from the University of Michigan with a M.A. in 1980.  He spent 17 years in the automobile business, including four years as an officer of Chrysler Corporation, where he served as President and C.O.O. of Chrysler Financial Corporation.  After leaving Chrysler, Mr. Franson held the position of Managing Director in the I.T. Support organization of Brigham Young University.

Employees

In December 1995, Old Bullion entered into employment contracts with three of its officers and one consultant.  Due to the rapid decline of precious metal prices in the late 1990’s and early 2000’s Old Bullion could not fulfill the contracts.  The majority of employees were asked to continue to serve and consult for Old Bullion with limited compensation.  Mr. Morris agreed to continue to work for Old

Bullion for approximately one-half of his employment contract until Old Bullion could return to profitability.  Mr. Morris and the other directors have borrowed money personally to secure the assets and continue with the operations of Old Bullion.

Employee Compensation Owed

	4/30/96 - 4/30/2002	4/30/2003	4/30/2004	7/31/2004	Total
R. Don Morris	$360,000	$69,000	$60,000	$15,000	$504,000
J. A. Morris	$ 72,000	$12,000	$12,000	$ 3,000	$ 99,000
Pete Passaro	$ 72,000	$12,000	$12,000	$ 3,000	$ 99,000
W. E. Pearce	$ 48,000	$12,000	$12,000	$ 3,000	$ 75,000
Total					$777,000

Old Bullion owed approximately $777,000 in accrued management compensation as of 2004.  Additionally, Mr. Don Morris had advanced approximately $297,000 to Old Bullion from 1999 to 2004.  Mr. Morris borrowed approximately $204,000 of this amount from third parties and $50,000 by way of a second mortgage on his home.  The balance came from his personal savings.  None of these advances have been repaid by Old Bullion, and in late 2004, the entire amount of these advances was forgiven by Mr. Morris. In an effort to reduce Old Bullions obligations to pay cash to Management, Management agreed as follows:

a. The $297,000 advanced by Mr. Morris would be forgiven.

b. Subject to the completion of the Exchange (after the fairness hearing), Management would cancel 70% of its $777,000 of accrued compensation resulting in accrued compensation payable of $239,100.  A total of $194,250 or 25% would be paid in cash and the remaining $38,850 or 5% would be paid through the issuance of 6,750,900 shares of New Bullion with the shares being valued at $0.005.

Compensation

During 2005 the Company paid cash compensation to the following officers, directors and employees:

R. Don Morris	$80,000.00
J.A. Morris	$2,000.00
Wayne Pearce	$0
Pete Passaro	$2,000.00
Robert Morris	$14,000.00

The Company is currently compensating the following officers, directors and employees.

Name	Monthly Compensation
R. Don Morris	$10,000
J.A. Morris	$ 1,000
Wayne Pearce	$ 2,500
Pete Passaro	$ 1,000
Robert Morris	$ 3,500

SECURITY OWNERSHIP
OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding shares of our Common Stock beneficially owned as of March 15, 2004 by: (i) each of our officers and directors; (ii) all officers and directors as a group; and (iii) each person known by us to beneficially own five percent or more of the outstanding shares of its common stock.

Shareholder	Common stock	Percentage
R. Don Morris (1)	4,746,200	14.20%
Peter Passaro (1)	2,415,641	7.21%
James A. Morris (1)	1,924,035	5.74%
Wayne E. Pearce (1)	1,000,000	3.30%
J. Garry McAllister	2,000,000	5.91%
Cede & Co (Depository Trust) (2)	8,417,078	25.13%
All Officers and Directors as a Group (five persons)	10,085,876	30.15%
Total Shares Outstanding	33,496,810	100%

(1)  Subject to the completion of the Exchange, New Bullion’s management agreed, in the Amended Stipulation filed with the Utah Court, and incorporated in the Utah Court’s Order, to cancel 70% of the $777,000 amount owed to management for compensation and to accept payment of the remaining $233,100 in cash and shares of New Bullion common stock.  A total of $194,250 of such remaining amount was paid in cash.  If the Exchange is completed, the remaining $38,850 will be repaid through the issuance of 6,750,900 shares of New Bullion’s common stock ($.005).  The number of shares that are issuable in connection therewith is as follows:

R. Don Morris	4,378,962
Peter Passaro	860,153
James A. Morris	860,333
Wayne E. Pearce	651,632

(2) These shares are beneficially owned by individual shareholders.  We believe that there are approximately 175 beneficial shareholders that own a portion of these shares.

DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of New Bullion consists of 100,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of preferred stock, $.001 par value.   The following description is a summary of the authorized shares of New Bullion.

Common Stock

Voting Rights.  Each holder of New Bullion common stock is entitled to one vote per share.  Holders of common stock are entitled to vote on all matters submitted to our shareholders, including the election of directors.  Holders of New Bullion common stock do not have cumulative voting rights when electing directors.  At stockholder meetings, a quorum is present if a majority of the issued and outstanding shares entitled to vote is present in person or by proxy.  The affirmative vote of a majority of the shares present at any meeting is required for approval of matters submitted to the stockholders, unless the law requires a higher number.

Holders of New Bullion common stock are entitled to receive dividends only when and as declared by the board of directors.  Any such dividends may be paid in cash, property, or shares of common stock.

Preemption, Conversion, Redemption, and Sinking Funds.  Holders of common stock have no preemptive rights or conversion rights, no redemption or sinking fund provisions, and are not liable to further call or assessment.

Liquidation Rights.  Upon liquidation, holders of common stock are entitled to share ratably in any assets available for distribution after payment of a preference to holders of preferred stock, if and when such preferred stock is issued in the future.

Preferred Stock

New Bullion Board of Directors is empowered, without approval of the stockholders, to cause shares of preferred stock to be issued in one or more series, with the numbers of shares of each series to be determined by the Board.  The Board of Directors is also authorized to fix and determine variations in the designations, preferences, and special rights (including, without limitation, special voting rights, preferential rights to receive dividends or assets upon liquidation, rights of conversion into common stock or other securities, redemption provisions, and sinking fund provisions) between the preferred stock or any series thereof and the common stock.  The shares of preferred stock or any series thereof may have full or limited voting powers or be without voting powers.

Although New Bullion has no present intention to issue shares of preferred stock in addition to those shares it currently has outstanding, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal.  For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction; or such issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders.  In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock.  Although the New Bullion Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the Board of Directors could act in a manner that would discourage an acquisition attempt, or other transaction, that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock.  The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock.

Transfer Agent and Registrar

New Bullion’s transfer agent is OTC Stock Transfer, Inc., 231 East 2100 South, UT 84115; telephone (801) 485-5555.  OTC Stock Transfer, Inc., was also the transfer agent of Old Bullion.

RIGHTS OF DISSENTING RIGHTS HOLDERS

We have agreed to offer Rights Holders certain dissenters’ rights if they vote against the Reorganization and Exchange Proposal.  Although the Rights Holders are no longer shareholders of Old Bullion (inasmuch as Old Bullion no longer exists as a corporation under Utah law), the Reorganization Agreement provides for dissenters’ rights to those Rights Holders who vote against the Reorganization and Exchange Proposal.  The dissenters’ rights provided are substantially equivalent to dissenters’ rights provided to dissenting shareholders under Part 13 of the Utah Revised Business Corporation Act.  Rights

Holders are entitled to dissent from the proposed Reorganization and Exchange Proposal and obtain payment for the fair value of their Rights in the event the Reorganization and Exchange Proposal is approved. The fair value of the Rights is defined as the value of the Rights immediately before the effective date of the Reorganization and Exchange Proposal, excluding any appreciation or depreciation in anticipation of the Reorganization and Exchange Proposal.

Any Rights Holder who contemplates exercising his or her right to dissent is urged to read carefully the provisions of Part 13 of the URBCA attached to this Exchange Offer Statement as Exhibit B. The following is a summary of the steps to be taken if the right to dissent is to be exercised, and should be read in connection with the full text of the law found at Exhibit “B”. A dissenting Rights Holder must take each step in the indicated order, and in strict compliance with the provisions of the law to perfect dissenters' rights. Failing to comply with these procedural steps will result in the Rights Holder receiving their shares of New Bullion in the Exchange in exchange for their Rights.

The procedures discussed below apply only if the Reorganization and Exchange Proposal is approved by a majority of interest of the Rights Holders, and the Reorganization and Exchange Proposal is consummated as provided herein.

If a Rights Holder wishes to assert dissenters’ rights, he or she must:

• deliver to New Bullion, prior to the vote on Reorganization and Exchange proposal, written notice of intent to demand payment for his or her shares if the Reorganization and Exchange Proposal is effected;

• not vote for the Reorganization and Exchange Proposal; and

• continue to own the Rights until after voting on the Reorganization and Exchange Proposal.

No later than 10 days after the effective date of approval of the Exchange by Rights Holders, notice will be sent to dissenting Rights Holders stating where written demand for payment must be sent and the dates by which the written demand must be received and certificates for shares must be deposited for payment. The dissenting Rights Holder must then deliver a written payment demand, which may be on the form provided by New Bullion, and deposit their certificates according to the instructions in the notice.

A dissenting Rights Holder who has submitted a payment demand will retain all of his or her rights as a Rights Holder of New Bullion except the right to transfer the dissenting Rights until the vote on the Reorganization and Exchange Proposal.  Dissenting Rights Holders will have no rights as a Rights Holder of Old Bullion or a shareholder of New Bullion except to receive payment for their Rights.

Once a dissenting Rights Holder submits a payment demand, New Bullion will estimate the fair value of the dissenter's shares and pay that amount, plus interest. If the dissenting Rights Holder does not agree with New Bullion's estimate, he or she must notify New Bullion in writing within 30 days after New Bullion's payment and offer his or her own estimate of the fair value of the shares and demand payment for that amount. If the dissenting Rights Holder cannot agree with New Bullion about the value of the shares, New Bullion must petition a court to determine the fair value of the shares. If New Bullion fails to petition the court within 60 days from the date the dissenting Rights Holder submitted an estimate and payment demand, New Bullion must pay the dissenting Rights Holder the estimated amount. Otherwise, a court will determine the value of the shares, and if the court determines that the fair value of the shares exceeds the amount paid to the dissenting Rights Holder by New Bullion, New Bullion must pay the excess value, plus interest.

Only a holder of record of dissenting Rights is entitled to assert dissenters’ rights for shares registered in that holder’s name. A demand for payment should be executed by or on behalf of the holder of record, fully and correctly, as such holder’s name appears on the holder’s stock certificates. If the dissenting Rights are owned in a fiduciary capacity, such as by a trustee, guardian, or custodian, execution of the demand should be made in that capacity. If the dissenting shares are owned of record by more than one person, such as in joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. If a Rights Holder owns his or her shares through a broker, the Rights Holder is urged to consult with his or her broker to determine the appropriate procedures for the making of a demand. All written demands for payment should be sent or delivered to Bullion Monarch Mining, Inc., 299 E 950 S Orem, UT 84058.

The foregoing discussion is not a complete statement of the procedures to be followed by Rights Holders desiring to exercise dissenters’ rights and, because exercise of such rights requires strict adherence to the relevant provisions of the URBCA, each Rights Holder desiring to exercise dissenters’ rights is advised individually to consult the law (as provided in Exhibit C to this Exchange Offer) and comply with the relevant provisions of the law. For example, dissenting Rights Holders will lose their right to demand payment if they fail to give timely written notice of intent to demand payment, or fail to timely make written demand for payment after receiving New Bullion’s notice. Old Bullion Rights Holders wishing to exercise their dissenters’ rights should consult their own counsel to ensure that they fully and properly comply with the requirements of Utah law. Unless the above procedures are followed, Old Bullion Rights Holders will be presumed to have acquiesced in the approval of the Exchange and waived their dissenters’ rights.

FEDERAL INCOME TAX CONSIDERATIONS

      The following is a summary of material federal income tax considerations that may affect the Exchange Offer. Except as otherwise noted, this summary is based on current provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations, and current administrative rulings and court decisions, all of which are subject to change. Subsequent changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. This summary does not discuss all the tax considerations that may be relevant to particular shareholders in light of their personal circumstances (including their state of residence), or to certain types of shareholders that may be subject to special tax rules. Therefore, Rights Holders are encouraged to consult their own tax advisors regarding the tax consequences of the restructuring to them as well as the tax consequences of subsequent operations.  We have obtained no tax opinion as to the tax treatment of the exchange and anticipate tax treatment discussed below constitutes the belief of  management and is not binding on the Internal Revenue Service.

Although we have obtained no tax opinion as to the tax treatment of the Exchange, we anticipate that the transaction will be deemed to be a Type F reorganization, as defined in Section 368 of the Internal Revenue Code, wherein there is a mere change in identity, form, or place of organization of a single operating company.  Because we have not obtained an opinion of counsel on the tax treatment, consequences or effects of the Exchange on Old Bullion, New Bullion or the shareholders of each, there can be no assurance as to the ultimate tax treatment of the Exchange by the Internal Revenue Service.  Rights Holders should consult their own tax advisors to determine the tax treatment of the Exchange in their specific situation.

We anticipate that there will be no gain or loss to either Old Bullion or New Bullion based on Section 351 of the Internal Revenue Code.  We anticipate there will be no gain or loss to the Shareholders of Old Bullion who exchange their shares of Old Bullion for shares of New Bullion under the provisions of Section 354 of the Internal Revenue Code.

ADDITIONAL INFORMATION

We will make available to each Rights Holder the opportunity to ask questions and receive answers concerning this offering, and to obtain any additional information that New Bullion  possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information furnished in this Exchange Offer.  Copies of the Articles of Incorporation, Bylaws, material contracts, and other relevant information about New Bullion and the Old Bullion assets will be made available upon request to the extent we can do so without unreasonable expense or effort.  Questions regarding this Exchange Offer or requests for additional information should be directed to R. Don Morris, President, Bullion Monarch Corporation, 299 E. 950 S. Orem, UT 84058 , telephone (801) 787-2500, or Leonard Burningham, ESQ., 455 East 500 South, Suite 205, Salt Lake City, UT 84111, (801) 363-7411.

EXHIBITS AND ATTACHMENTS

Exhibit A  Reorganization Agreement

Exhibit B  Utah Dissenters’ Rights Provisions

Exhibit C  Financial Statements

Exhibit D  Definition

Articles of Incorporation of Bullion Monarch Mining, Inc.

Bylaws of Bullion Monarch Mining, Inc.

EXHIBIT “A”

Reorganization Agreement

EXHIBIT “B”

Utah Dissenters’ Rights Provisions

TITLE 16. CORPORATIONS

CHAPTER 10a. UTAH REVISED BUSINESS CORPORATION ACT

PART 10. AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

PART 13. DISSENTERS' RIGHTS

16-10a-1301. Definitions.

 For purposes of Part 13:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Section 16-10a-1302 and who exercises that right when and in the manner required by Sections 16-10a-1320 through 16-10a-1328.

(4) “Fair value” with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the statutory rate set forth in Section 15-1-1, compounded annually.

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent the beneficial owner is recognized by the corporation as the shareholder as provided in

Section 16-10a-723.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

16-10a-1302. Right to Dissent

  (1) A shareholder, whether or not entitled to vote, is entitled to dissent from, and obtain payment of the fair value of shares held by him in the event of, any of the following corporate actions:

(a) consummation of a plan of merger to which the corporation is a party if: (i) shareholder approval is required for the merger by Section 16- 10a-1103 or the articles of incorporation; or (ii) the corporation is a subsidiary that is merged with its parent under Section 16-10a-1104;

(b) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

(c) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under Subsection

16-10a-1202(1), but not including a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale; and

(d) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to Subsection 16-10a-1202(2).

(2) A shareholder is entitled to dissent and obtain payment of the fair value of his shares in the event of any other corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors so provides.

(3) Notwithstanding the other provisions of this part, except to the extent otherwise provided in the articles of incorporation, bylaws, or a resolution of the board of directors, and subject to the limitations set forth in Subsection (4), a shareholder is not entitled to dissent and obtain payment under Subsection (1) of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or were held of record by more than 2,000 shareholders, at the time of:

(a) the record date fixed under Section 16-10a-707 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;

(b) the record date fixed under Section 16-10a-704 to determine shareholders entitled to sign writings consenting to the proposed corporate action; or

(c) the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

(4) The limitation set forth in Subsection (3) does not apply if the shareholder will receive for his shares, pursuant to the corporate action, anything except:

(a) shares of the corporation surviving the consummation of the plan of  merger or share exchange;

(b) shares of a corporation which at the effective date of the plan of  merger or share exchange either will be listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as  amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or will be held of record by more than 2,000 shareholders;

(c) cash in lieu of fractional shares; or

(d) any combination of the shares described in Subsection (4), or cash in lieu of fractional shares.

(5) A shareholder entitled to dissent and obtain payment for his shares under this part may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to him or to the corporation.

16-10a-1320. Notice of dissenters' rights

(1) If a proposed corporate action creating dissenters' rights under Section 16-10a-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must be sent to all shareholders of the corporation as of the applicable record date, whether or not they are entitled to vote at the meeting. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this part. The notice must be accompanied by a copy of this part and the materials, if any, that under this chapter are required to be given the shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as required by this subsection does not affect any action taken at the shareholders' meeting for which the notice was to have been given.

(2) If a proposed corporate action creating dissenters' rights under Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to Section 16-10a-704, any written or oral solicitation of a shareholder to execute a written consent to the action contemplated by Section 16-10a-704 must be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this part, by a copy of this part, and by the materials, if any, that under this chapter would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give written notice as provided by this subsection does not affect any action taken pursuant to Section 16-10a-704 for which the notice was to have been given.

16-10a-1321. Demand for payment--Eligibility and notice of intent

(1) If a proposed corporate action creating dissenters' rights under Section 16-10a-1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

(a) must cause the corporation to receive, before the vote is taken,  written notice of his intent to demand payment for shares if the proposed action is effectuated; and

(b) may not vote any of his shares in favor of the proposed action.

(2) If a proposed corporate action creating dissenters' rights under Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to Section 16-10a-704, a shareholder who wishes to assert dissenters' rights may not execute a writing consenting to the proposed corporate action.

(3) In order to be entitled to payment for shares under this part, unless otherwise provided in the articles of incorporation, bylaws, or a resolution adopted by the board of directors, a shareholder must have been a shareholder with respect to the shares for which payment is demanded as of the date the proposed corporate action creating dissenters' rights under Section 16-10a-1302 is approved by the shareholders, if shareholder approval is required, or as of the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

(4) A shareholder who does not satisfy the requirements of Subsections (1) through (3) is not entitled to payment for shares under this part.

16-10a-1322. Dissenters' notice

(1) If proposed corporate action creating dissenters' rights under Section 16-10a-1302 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this part.

(2) The dissenters' notice required by Subsection (1) must be sent no later than ten days after the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302, and shall:

(a) state that the corporate action was authorized and the effective date   or proposed effective date of the corporate action;

(b) state an address at which the corporation will receive payment demands and an address at which certificates for certificated shares must be deposited;

(c) inform holders of uncertificated shares to what extent transfer of  the shares will be restricted after the payment demand is received;

(d) supply a form for demanding payment, which form requests a dissenter to state an address to which payment is to be made;

(e) set a date by which the corporation must receive the payment demand and by which certificates for certificated shares must be deposited at the address indicated in the dissenters' notice, which dates may not be fewer than 30 nor more than 70 days after the date the dissenters' notice required by Subsection (1) is given;

(f) state the requirement contemplated by Subsection 16-10a-1303(3), if  the requirement is imposed; and

(g) be accompanied by a copy of this part.

16-10a-1323. Procedure to demand payment

(1) A shareholder who is given a dissenters' notice described in Section 16- 0a-1322, who meets the requirements of Section 16-10a-1321, and wishes to assert dissenters' rights must, in accordance with the terms of the dissenters'

notice:

(a) cause the corporation to receive a payment demand, which may be the  payment demand form contemplated in Subsection 16-10a-1322(2)(d), duly completed, or may be stated in another writing;

(b) deposit certificates for his certificated shares in accordance with the terms of the dissenters' notice; and

(c) if required by the corporation in the dissenters' notice described in Section 16-10a-1322, as contemplated by Section 16-10a-1327, certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters' rights acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under Section 16-10a-1302.

(2) A shareholder who demands payment in accordance with Subsection (1) retains all rights of a shareholder except the right to transfer the shares until the effective date of the proposed corporate action giving rise to the exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of the corporate action.

(3) A shareholder who does not demand payment and deposit share certificates as required, by the date or dates set in the dissenters' notice, is not entitled to payment for shares under this part.

16-10a-1324. Uncertificated shares

(1) Upon receipt of a demand for payment under Section 16-10a-1323 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer of the shares until the proposed corporate action is taken or the restrictions are released under Section 16-10a-1326.

(2) In all other respects, the provisions of Section 16-10a-1323 apply to shareholders who own uncertificated shares.

16-10a-1325. Payment

(1) Except as provided in Section 16-10a-1327, upon the later of the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302, and receipt by the corporation of each payment demand pursuant to Section 16-10a-1323, the corporation shall pay the amount the corporation estimates to be the fair value of the dissenter's shares, plus interest to each dissenter who has complied with Section 16-10a-1323, and who meets the requirements of Section 16-10a-1321, and who has not yet received payment.

(2) Each payment made pursuant to Subsection (1) must be accompanied by:

(a)(i) (A) the corporation's balance sheet as of the end of its most recent fiscal year, or if not available, a fiscal year ending not more than 16 months before the date of payment;

(B) an income statement for that year;

(C) a statement of changes in shareholders' equity for that year and a   statement of cash flow for that year, if the corporation customarily provides such statements to shareholders; and

(D) the latest available interim financial statements, if any;

(ii) the balance sheet and statements referred to in Subsection (i) must be audited if the corporation customarily provides audited financial statements to shareholders;

(b) a statement of the corporation's estimate of the fair value of the shares and the amount of interest payable with respect to the shares;

(c) a statement of the dissenter's right to demand payment under Section 16-10a-1328; and

(d) a copy of this part.

16-10a-1327. Special provisions relating to shares acquired after announcement of proposed corporate action

(1) A corporation may, with the dissenters' notice given pursuant to Section 16-10a-1322, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under Section 16-10a-1302 and state that a shareholder who asserts dissenters' rights must certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters' rights acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not certify in writing, in or with the payment demand that he or the person on whose behalf the dissenters' rights are being asserted, acquired beneficial ownership of the shares before that date, the corporation may, in lieu of making the payment provided in Section 16-10a-1325, offer to make payment if the dissenter agrees to accept it in full satisfaction of his demand.

(2) An offer to make payment under Subsection (1) shall include or be accompanied by the information required by Subsection 16-10a-1325(2).

16-10a-1328. Procedure for shareholder dissatisfied with payment or offer

(1) A dissenter who has not accepted an offer made by a corporation under Section 16-10a-1327 may notify the corporation in writing of his own estimate of the fair value of his shares and demand payment of the estimated amount, plus interest, less any payment made under Section 16-10a-1325, if:

(a) the dissenter believes that the amount paid under Section 16-10a-1325 or offered under Section 16-10a-1327 is less than the fair value of the shares;

(b) the corporation fails to make payment under Section 16-10a-1325 within 60 days after the date set by the corporation as the date by which it must receive the payment demand; or

(c) the corporation, having failed to take the proposed corporate action creating dissenters' rights, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by Section 16-10a-1326.

(2) A dissenter waives the right to demand payment under this section unless he causes the corporation to receive the notice required by Subsection (1) within 30 days after the corporation made or offered payment for his shares.

16-10a-1330. Judicial appraisal of shares--Court action

(1) If a demand for payment under Section 16-10a-1328 remains unresolved, the corporation shall commence a proceeding within 60 days after receiving the payment demand contemplated by Section 16-10a-1328, and petition the court to determine the fair value of the shares and the amount of interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unresolved the amount demanded.

(2) The corporation shall commence the proceeding described in Subsection (1) in the district court of the county in this state where the corporation's principal office, or if it has no principal office in this state, the county where its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with, or whose shares were acquired by, the foreign corporation was located.

(3) The corporation shall make all dissenters who have satisfied the requirements of Sections 16-10a-1321, 16-10a-1323, and 16-10a-1328, whether or not they are residents of this state whose demands remain unresolved, parties to the proceeding commenced under Subsection (2) as an action against their shares. All such dissenters who are named as parties must be served with a copy of the petition. Service on each dissenter may be by registered or certified mail to the address stated in his payment demand made pursuant to Section 16- 10a-1328. If no address is stated in the payment demand, service may be made at the address stated in the payment demand given pursuant to Section 16-10a-1323.

If no address is stated in the payment demand, service may be made at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares. Service may also be made otherwise as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under Subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding commenced under Subsection  (2) is entitled to judgment:

(a) for the amount, if any, by which the court finds that the fair value of his shares, plus interest, exceeds the amount paid by the corporation pursuant to Section 16-10a-1325; or

(b) for the fair value, plus interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under Section16-10a-1327.

16-10a-1331. Court costs and counsel fees

(1) The court in an appraisal proceeding commenced under Section 16-10a-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds that the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 16-10a- 1328.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the  requirements of Sections 16-10a-1320 through 16-10a-1328; or

(b) against either the corporation or one or more dissenters, in favor of   any other party, if the court finds that the party against whom the fees   and expenses are assessed acted arbitrarily, vexatiously, or not in good  faith with respect to the rights provided by this part.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

EXHIBIT “C”

Financial Statements

EXHIBIT “D”

Definitions

“Affiliate” generally means an officer, director or 10% or greater shareholder of Old Bullion or New Bullion or any other person or entity that controls or is controlled by Old Bullion or New Bullion.

“CCC” means Corporate Creditors Committee, a Utah limited liability company that is the current title owner of the Old Bullion Assets.

“Exchange” means the exchange of the Rights by the Rights Holders for New Bullion Shares.

“Exchange Offer” means New Bullion’s Offer to issue shares of its common stock to  Rights Holders in exchange for their rights of Old Bullion.

“Fairness Hearing” means a hearing to be held by the Utah Division of Securities pursuant to Section 61-1-11.1 Utah Code Annotated and Rule 164-11-2 promulgated thereunder.

“Fairness Hearing Statute” means Section 61-1-11.1 of the Utah Code Annotated.

“Nevada Litigation” means the litigation commenced by Newmont USA, Inc. in 2003.

“Nevada Court” notice of entry of Judgment and Decree.

“New Bullion” means Bullion Monarch Mining, Inc., a Utah corporation formed to acquire the assets and assume the liabilities of Old Bullion to conduct the operations of Old Bullion and to be a successor to Old Bullion.

“New Bullion Shares” means shares of New Bullion common stock to be issued to Rights Holders in Exchange for their Rights.

“New Utah Litigation” means the litigation commenced by New Bullion in November 2004.

“Newmont Royalties” means the royalty interest Old Bullion or its successor New Bullion, has in the Newmont property including existing cash related to such interest and cash which will be generated in the future from such interest.

“Old Bullion” means Bullion Monarch Company, a dissolved Utah corporation.

“Old Bullion Assets” means all of the cash, contract rights, royalty interests, patents, real property, personal property or other assets of any type and kind which were owned by Old Bullion as of the date of its dissolution and any assets of CCC.

“Plan of Reorganization” means the plan described in the Information Statement and Exchange Offer and in the Reorganization Agreement whereby New Bullion has agreed to acquire the assets and assume the liabilities of Old Bullion, conduct the operation of Old Bullion and issue New Bullion Shares to the Rights Holders in exchange for the Rights.

“Reorganization Agreement” means the Reorganization and Exchange Agreement entered into by (i) New Bullion, (ii) the directors of Old Bullion, and (iii) CCC.

“Reorganization and Exchange Proposal” or “Exchange Proposal” means proposal relating to New Bullion’s acquisition of Old Bullion’s Assets and the Exchange of the Rights of the Rights Holders for New Bullion Shares.

“Rights” means all rights under the Utah Revised Business Corporations Act attributed to shareholders of a dissolved Utah corporation and all rights under common law attributed to the shareholders of a dissolved corporation.

“Rights Holders” means all persons who were shareholders of Old Bullion at the time of its dissolution who now own Rights.

“SEC”  means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Utah Litigation” means the litigation commenced by CCC in December 2002.

“Utah Court” means the Court in which the New Utah Litigation took place.

“Utah Division of Securities” or “Division” means the Division of Securities, Department of Commerce, State of Utah.